EXHIBIT 1

SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

SOUTHCROSS HOLDINGS GP LLC

A Delaware Limited Liability Company

Dated as of

November 21, 2014

THE UNITS REPRESENTED BY THIS SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS.  SUCH UNITS MAY NOT BE SOLD, ASSIGNED, PLEDGED OR OTHERWISE DISPOSED OF AT ANY TIME WITHOUT EFFECTIVE REGISTRATION UNDER SUCH ACT AND LAWS OR AN EXEMPTION THEREFROM, AND COMPLIANCE WITH THE OTHER RESTRICTIONS ON TRANSFERABILITY SET FORTH HEREIN.

i

Exhibit A – Members

Exhibit B – Directors

Exhibit C – Board of Directors of General Partner

Exhibit D – Veto Ratio

SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

SOUTHCROSS HOLDINGS GP LLC

This SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of SOUTHCROSS HOLDINGS GP LLC (the “Company”), dated as of November 21, 2014 (the “Effective Date”), is adopted, executed and agreed to by BBTS Borrower LP, a Delaware limited partnership (“BBTS”), and Southcross Energy LLC, a Delaware limited liability company (“Southcross”).

R E C I T A L S:

WHEREAS, the Company has been formed as a Delaware limited liability company by the filing of a Certificate of Formation that was accepted for filing by the Delaware Secretary of State on June 9, 2014 and is the sole general partner of the Partnership (as defined below);

WHEREAS, BBTS entered into the Limited Liability Company Agreement of the Company (the “Original Agreement”) as of June 9, 2014;

WHEREAS, pursuant to the Contribution Agreement (as defined below), Southcross contributed all of the equity interests owned by Southcross in Southcross Energy Partners, LP, a Delaware limited partnership (“SXE”), and 100% of the equity interests of Southcross Energy Partners GP, LLC, a Delaware limited liability company and the sole general partner of SXE (the “SXE GP”), in exchange for Membership Interests (as defined below) in the Company and limited partnership interests in the Partnership;

WHEREAS, pursuant to the Contribution Agreement (as defined below), BBTS contributed 100% of the equity interests of TexStar Midstream Services, LP, a Texas limited partnership (“TexStar”), and 100% of the equity interests of TexStar Midstream GP, LLC, a Texas limited liability and the sole general partner of TexStar (“TexStar GP”), in exchange for Membership Interests in the Company and Partnership Interests in the Partnership;

WHEREAS, in connection with the consummation of the transactions contemplated by the Contribution Agreement, BBTS and Southcross amended and restated the Original Agreement (as so amended and restated, the “Amended Agreement”); and

WHEREAS, BBTS and Southcross desire to amend and restate the Amended Agreement in its entirety.

NOW THEREFORE, for and in consideration of the premises, the covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Members hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions.

(a) As used in this Agreement, the following terms have the respective meanings set forth below or set forth in the Sections referred to below:

“Act” means the Delaware Limited Liability Company Act (Delaware General Corporations Code Sections 18-101, et seq.), as it may be amended from time to time, and any corresponding provisions of succeeding law.  All references to provisions of the Act shall be deemed to refer, if applicable, to their successor statutory provisions to the extent appropriate in light of the context herein in which such references are used.

“Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant fiscal year, after giving effect to the following adjustments:

(i) Credit to such Capital Account any amounts which such Member is obligated to restore pursuant to any provision of this Agreement or pursuant to Treasury Regulation Section 1.704-1(b)(2)(ii)(c) or is deemed to be obligated to restore pursuant to the penultimate sentences of Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

(ii) Debit to such Capital Account the items described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) and 1.704-1(b)(2)(ii)(d)(6).

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question.  As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing; provided, however, that with respect to any Member, the term “Affiliate” shall not include the Company, the Partnership or any of their respective Subsidiaries.

“Agreement” has the meaning given such term in the introductory paragraph, as it may be further amended, modified, supplemented or restated from time to time, or any successor agreement.

“Allocation Period” means (a) the period commencing on the Effective Date and ending on the last day of the Company’s tax year, (b) any subsequent period commencing on the first day of the Company’s tax year and ending on the last day of the Company’s tax year, or (c) any portion of any period described in clause (a) or (b) for which the Company is required to allocate Profits, Losses, and other items of Company income, gain, loss, or deduction pursuant to Section 6.3.

“Amended Agreement” has the meaning given such term in the recitals.

“Applicable Law” means (i) any United States federal, state or local law, statute or ordinance or any rule, regulation, order, writ, injunction, judgment, decree or permit of any Governmental Authority and (ii) any rule or listing requirement of any applicable national stock exchange or listing requirement of any National Securities Exchange or Commission-recognized trading market on which securities issued by SXE, SXE GP or the Partnership (or any successor to any of the foregoing) are listed or quoted.

“Assignee” means any Person that acquires a Member’s share of the income, gain, loss, deduction and credits of, and the right to receive distributions from, the Company or any portion thereof through a Disposition; provided, however, that an Assignee shall have no right to be admitted to the Company as a Member except in accordance with Article IV.  The Assignee of a dissolved Member is the shareholder, partner, member or other equity owner or owners of the dissolved Member to whom such Member’s Membership Interest is assigned by the Person conducting the liquidation or winding up of such Member.

“Bankruptcy” means, with respect to any Person, that (i) such Person (A) makes a general assignment for the benefit of creditors; (B) files a voluntary bankruptcy petition; (C) becomes the subject of an order for relief or is declared insolvent in any federal or state bankruptcy or insolvency proceedings; (D) files a petition or answer seeking for such Person a reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any Applicable Law; (E) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against such Person in a proceeding of the type described in subclauses (A) through (D) of this clause (i); or (E) seeks, consents to, or acquiesces in the appointment of a trustee, receiver or liquidator of such Person or of all or any substantial part of such Person’s properties; or (ii) a proceeding seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any Applicable Law has been commenced against such Person and 120 Days have expired without dismissal thereof or with respect to which, without such Person’s consent or acquiescence, a trustee, receiver or liquidator of such Person or of all or any substantial part of such Person’s properties has been appointed and 90 Days have expired without the appointment’s having been vacated or stayed, or 90 Days have expired after the date of expiration of a stay, if the appointment has not previously been vacated.  The foregoing definition of “Bankruptcy” is intended to replace and shall supersede and replace the definition of “Bankruptcy” set forth in the Act.

“BlackBrush TexStar” means BlackBrush TexStar LP, a Delaware limited partnership.

“Board” has the meaning given such term in Section 7.1(c).

“BBTS” has the meaning set forth in the introductory paragraph and includes any successor to BBTS and any transferee of all but not less than all of BBTS’ Partnership Interests.

“BBTS Distribution” means a distribution by BBTS or any wholly-owned Subsidiary of BlackBrush TexStar of all (and not less than all) of the Partnership Units held by BBTS and wholly-owned Subsidiaries of BlackBrush TexStar to members of the TW Group and EIG Group in proportion to their respective ownership interests (which may be calculated on a fully-diluted basis) in BlackBrush TexStar.

“Business Day” means any day other than a Saturday, Sunday or legal holiday on which banks in New York City, New York or Dallas, Texas, are authorized or obligated by law to close.

“Capital Account” means, with respect to any Member, the capital account maintained for such Member in accordance with the following provisions:

(i) To each Member’s Capital Account there shall be credited such Member’s Capital Contributions, such Member’s distributive share of Profits and any items in the nature of income or gain that are specially allocated pursuant to Section 6.3(d), and the amount of any Company liabilities assumed by such Member or that are secured by any property (other than money) distributed to such Member.

(ii) To each Member’s Capital Account there shall be debited the amount of cash and the Gross Asset Value of any property (other than money) distributed to such Member pursuant to any provision of this Agreement, such Member’s distributive share of Losses and any items in the nature of expenses or losses that are specially allocated pursuant to Section 6.3(d), and the amount of any liabilities of such Member assumed by the Company or that are secured by any property (other than money) contributed by such Member to the Company.

(iii) If all or a portion of a Membership Interest is Disposed of accordance with the terms of this Agreement, the Assignee shall succeed to the Capital Account of the transferor to the extent it relates to the Membership Interest so Disposed of.

(iv) In determining the amount of any liability for purposes of the foregoing subparagraphs (i) and (ii) of this definition of “Capital Account,” Section 752(c) of the Code and any other applicable provisions of the Code and Treasury Regulations shall be taken into account.

The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations Section 1.704-1(b) and shall be interpreted and applied in a manner consistent with such Treasury Regulations.

“Capital Contribution” means, with respect to any Member, the amount of money and the Gross Asset Value of any tangible or intangible property (other than money) contributed to the capital of the Company by such Member. Any reference in this Agreement to the Capital Contribution of a Member shall include any Capital Contribution of its predecessors in interest.

“Certificate” means a certificate, in such form as may be adopted by the Board, issued by the Company evidencing ownership of one or more Units.

“Claim” means any and all judgments, claims, causes of action, demands, lawsuits, suits, proceedings, Governmental investigations or audits, losses, assessments, fines, penalties, administrative orders, obligations, costs, expenses, liabilities and damages (whether actual, consequential or punitive), including interest, penalties, reasonable attorneys’ fees, disbursements and costs of investigations, deficiencies, levies, duties and imposts.

“Closing Agreement” means that Closing Agreement, dated as of August 4, 2014, among BBTS, Southcross, the Partnership, SXE, Southcross Energy GP LLC and TexStar.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commission” means the United States Securities and Exchange Commission.

“Company” has the meaning given such term in the introductory paragraph.

“Company Minimum Gain” has the meaning set forth in Treasury Regulations Sections 1.704-2(b)(2) and 1.704-2(d)(1) for the phrase “partnership minimum gain.”

“Contribution Agreement” means that certain Contribution Agreement dated as of June 11, 2014 among Southcross, BBTS and the Partnership.

“Controlling Entities” means the Members and their respective Affiliates (other than the Company, the Partnership Group, SXE GP and the SXE Group).

“Day” or “day” means a calendar day; provided, however, that, if any period of Days referred to in this Agreement shall end on a Day that is not a Business Day, then the expiration of such period shall be automatically extended until the end of the next succeeding Business Day.

“Deficit Capital Account” has the meaning given such term in Section 12.3.

“Delaware Certificate” has the meaning given such term in Section 2.1.

“Depletable Property” means each separate oil and gas property as defined in Section 614 of the Code owned from time to time by the Partnership as a result of a Capital Contribution, acquisition or otherwise.

“Depreciation” means, for each fiscal year or other period, an amount equal to the depreciation, amortization or other cost recovery deduction (other than Simulated Depletion) allowable for federal income tax purposes with respect to an asset for such year or other period, except that (i) with respect to any property the Gross Asset Value of which differs from its adjusted tax basis for federal income tax purposes and which difference is being eliminated by use of the “remedial method” pursuant to Treasury Regulations Section 1.704-3(d), Depreciation for such year or other period will be the amount of book basis recovered for such Allocation Period or other period under the rules prescribed by Treasury Regulations Section 1.704-3(d)(2) and (ii) with respect to any other property the Gross Asset Value of which differs from its adjusted basis for federal income tax purposes at the beginning of such year or other period, Depreciation for such year or other period will be an amount that bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis. Notwithstanding the foregoing, if the federal income tax depreciation, amortization or other cost recovery deduction for such year or other period is zero, Depreciation will be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Company.

“Designating Party” means (i) prior to a BBTS Distribution, each of BBTS and Southcross (or any of their respective Assignees to which such Designating Party assigns its rights to designate Directors as permitted under Section 7.2(c)), so long as such Person has a Sharing Ratio of at least 10% and has the right to designate a Director pursuant to Section 7.2(b), and (ii) from and after a BBTS Distribution, each of EIG, TW Aggregator and Southcross (or any of their respective Assignees to which such Designating Party assigns its rights to designate Directors as permitted under Section 7.2(c)), so long as such Person (or its Permitted Transferees or, in the case of EIG or TW Aggregator any other member of the EIG Group or TW Group, respectively, to whom Partnership Units are distributed pursuant to a BBTS Distribution) has a Sharing Ratio of at least 10% (with the Sharing Ratio of the EIG Group, collectively, and the TW Group, collectively, being taken into account for purposes of determining whether such 10% threshold is satisfied by a member of the EIG Group or TW Group, respectively, to which such rights to designate Directors is assigned) and has the right to designate a Director pursuant to Section 7.2(b).

“Director” or “Directors” means a member or members of the Board.

“Dispose” or “Disposition” means with respect to any asset (including a Membership Interest or any portion thereof), a sale, assignment, transfer, conveyance, gift, exchange or other disposition of such asset, whether such disposition be voluntary, involuntary or by operation of Applicable Law.

“Dispute” has the meaning set forth in Section 13.9(a).

“Dissolution Event” has the meaning given such term in Section 12.1(a).

“DWB” means David W. Biegler.

“Effective Date” has the meaning set forth in the introductory paragraph.

“EIG” means EIG BlackBrush Holdings, a Delaware limited partnership.

“EIG Group” means EIG, TCW Energy Fund XIV, L.P., TCW Energy Fund XIV-A, L.P., TCW Energy Fund XIV (Cayman), L.P., TCW Energy Fund XIV-B, L.P., Energy XIV Blocker (BlackBrush), LLC, Energy Fund XV, L.P., Energy Fund XV-A, L.P., Energy Fund XV (Cayman), L.P., Energy Fund XV-B, L.P., Energy XV Blocker (BlackBrush), LLC, EIG Management Company, LLC and their respective Affiliates and any investment fund or separate account managed by any of the foregoing.

“Equity Securities” means all forms of equity securities in the Company (including Units) or the Partnership, as applicable, all securities convertible into or exchangeable for equity securities in the Company or the Partnership, as applicable, and all options, warrants, and other rights to purchase or otherwise acquire equity securities, or securities convertible into or exchangeable for equity securities, from the Company or the Partnership, as applicable.

“Extended Deficiency” has the meaning given such term in the Partnership Agreement.

“Extended Deficiency Directors” has the meaning given such term in Section 7.2(c).

“Extended Deficiency Period” has the meaning given such term in the Partnership Agreement.

“GAAP” means generally accepted accounting principles as applied in the United States.

“Governmental Authority” or “Governmental” means any federal, state or local court or governmental or regulatory agency or authority or any arbitration board, tribunal or mediator having jurisdiction over the Company or its assets or Members.

“Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(i) The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of said asset, as determined by the contributing Member and the Board, in a manner that is consistent with Section 7701(g) of the Code and this Agreement;

(ii) The Gross Asset Values of all Company assets shall be adjusted to equal their respective gross fair market values, as determined by the Board, in a manner that is consistent with Section 7701(g) of the Code and this Agreement, as of the following times: (a) the acquisition of an additional Membership Interest by any new or existing Member in exchange for more than a de minimis Capital Contribution or as consideration for the performance of services on behalf of the Company; (b) the distribution by the Company to a Member of more than a de minimis amount of property other than money as consideration for an Membership Interest; (c) the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g) and (d) at such other times as the Company may reasonably determine to be necessary or advisable in order to comply with Treasury Regulations Sections 1.704-1(b) and 1.704-2; provided, however, that adjustments pursuant to clauses (a) and (b) above shall be made only if the Board reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company;

(iii) The Gross Asset Value of any Company asset distributed to any Member shall be the gross fair market value (taking Section 7701(g) of the Code into account) of such asset on the date of distribution; and

(iv) The Gross Asset Values of any Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to

Section 734(b) of the Code or Section 743(b) of the Code, but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m) and the definition of Capital Account; provided, however, that Gross Asset Values shall not be adjusted pursuant to this subparagraph (iv) to the extent the Tax Matters Member determines that an adjustment pursuant to the foregoing subparagraph (ii) of this definition is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (iv).

If the Gross Asset Value of an asset has been determined or adjusted pursuant to the foregoing subparagraphs (i), (ii) or (iv), such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses and for purposes of computing Simulated Depletion and other items allocated pursuant to Article VI.

“Indemnitee” means (i) any Person who is or was an Affiliate of the Company (other than any Person in the SXE Group), (ii) any Person who is or was a member, manager, partner, officer, director, employee, agent, fiduciary or trustee of the Company or any Affiliate of the Company (other than any Person in the SXE Group), (iii) any Person who is or was serving at the request of the Company or any Affiliate of the Company (other than any Person in the SXE Group) as an member, manager, partner, officer, director, employee, agent, fiduciary or trustee of another Person; provided, however, that a Person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services and (iv) any Person the Company designates as an “Indemnitee” for purposes of this Agreement.

“Independent Director” means a director satisfying the rules and regulations of the New York Stock Exchange or any National Securities Exchange on which any securities of SXE are listed from time to time and of the Commission, as amended from time to time, pertaining to qualification for service on an audit committee.

“Initial Investor Rights” has the meaning set forth in Section 13.5.

“Initial Investors” has the meaning given such term in the Partnership Agreement.

“Liquidity Event” means a (i) Qualified IPO and (ii) any other event wherein cash or cash equivalent proceeds to the Members (and any Assignees) on account of their respective Sharing Ratios in the Company and the Partnership are generated outside the ordinary operation of the Partnership Group in conjunction with a Disposition of equity of the Company and/or the Partnership Group (by merger, consolidation or otherwise) or all or any material portion of the assets of the Company and the Partnership Group.

“Liquidity Event Notice” has the meaning given such term in Section 7.13(a).

“Majority Vote” means a majority of the affirmative votes cast by all Directors entitled to vote on such matter, which shall be determined as follows: (i) the Directors designated by PMM and DWB shall not be entitled to vote and shall be disregarded for purposes of determining a Majority Vote, (ii) the Extended Deficiency Directors, if any, shall each be entitled to 0.5 votes on such matter, and (iii) each other Director shall be entitled to one (1) vote on such matter.

“Member” means any Person executing this Agreement as of the date of this Agreement as a member of the Company or hereafter admitted to the Company as a member as provided in this Agreement, but such term does not include any Person who has ceased to be a member in the Company.

“Member Minimum Gain” means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Treasury Regulations Section 1.704-2(i).

“Member Nonrecourse Debt” has the meaning set forth in Treasury Regulations Section 1.704-2(b)(4) for the phrase “partner nonrecourse debt.”

“Member Nonrecourse Deductions” has the meaning set forth in Treasury Regulations Section 1.704-2(i) for the phrase “partner nonrecourse deductions.”

“Membership Interest” means, with respect to any Member, (i) that Member’s status as a Member; (ii) that Member’s share of the income, gain, loss, deduction and credits of, and the right to receive distributions from, the Company; (iii) all other rights, benefits and privileges enjoyed by that Member (under the Act, this Agreement, or otherwise) in its capacity as a Member, including that Member’s rights to vote, consent and approve and otherwise to participate in the management of the Company; and (iv) all obligations, duties and liabilities imposed on that Member (under the Act, this Agreement or otherwise) in its capacity as a Member.

“National Securities Exchange” means an exchange registered with the Commission under Section 6(a) of the Securities Exchange Act of 1934, as amended, supplemented or restated from time to time (or any successor to such section).

“Nonrecourse Deductions” has the meaning set forth in Treasury Regulations Sections 1.704-2(b)(1) and 1.704-2(c).

“Nonrecourse Liability” has the meaning set forth in Treasury Regulations Sections 1.704-2(b)(3) and 1.752-1(a)(2).

“Notices” has the meaning given such term in Section 13.2.

“Original Agreement” has the meaning given such term in the recitals.

“Other Business” has the meaning given such term in Section 3.9.

“Partnership” means Southcross Holdings LP, a Delaware limited partnership.

“Partnership Agreement” means the Second Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of the Effective Date, as it may be further amended, modified, supplemented or restated from time to time, or any successor agreement.

“Partnership Group” means the Partnership and its Subsidiaries.

“Partnership Interests” means an Interest as defined in the Partnership Agreement.

“Partnership Units” means a Unit as defined in the Partnership Agreement.

“Permitted Transferee” means (i) as to BBTS, any wholly-owned Subsidiary of BlackBrush TexStar, (ii) as to TW Aggregator, any Affiliate of TW Aggregator controlled by any member of the TW Group, (iii) as to EIG, any Affiliate of EIG controlled by any member of the EIG Group, (iv) as to Southcross, any Affiliate of Southcross controlled by any member of the Southcross Group and (v) as any other Member, any Person controlled by the Ultimate Parent of such Member.

“Person” means an individual or a corporation, firm, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government, government agency or political subdivision thereof or other entity.

“PMM” means Philip M. Mezey.

“Profits” and “Losses” means, for each Allocation Period or other period, an amount equal to the Company’s taxable income or loss for such Allocation Period or period, determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss), with the following adjustments (without duplication):

(i) any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition of Profits and Losses will increase the amount of such income and/or decrease the amount of such loss;

(ii) any expenditure of the Company described in Code Section 705(a)(2)(B) or treated as a Code Section 705(a)(2)(B) expenditure pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i) and not otherwise taken into account in computing Profits or Losses pursuant to this definition of Profits and Losses, will decrease the amount of such income and/or increase the amount of such loss;

(iii) gain or loss resulting from any disposition of any Company assets (other than Depletable Property) where such gain or loss is recognized for federal income tax purposes will be computed by reference to the Gross Asset Value of the asset disposed of, notwithstanding that the adjusted tax basis of such asset differs from its Gross Asset Value;

(iv) gain or loss resulting from any disposition of a Depletable Property shall be treated as being equal to the corresponding Simulated Gain or Simulated Loss, as applicable;

(v) in lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such income or loss, Depreciation will be taken into account for such Allocation Period or other period;

(vi) to the extent an adjustment to the adjusted tax basis of any asset included in Company assets pursuant to Code Section 734(b) or Code Section 7430 is required pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s Interest, the amount of such adjustment will be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and will be taken into account for the purposes of computing Profits and Losses;

(vii) if the Gross Asset Value of any Company asset is adjusted in accordance with subparagraph (ii) or subparagraph (iii) of the definition of “Gross Asset Value” above, the amount of such adjustment will be taken into account in the Allocation Period of such adjustment as gain or loss from the disposition of such asset for purposes of computing Profits or Losses; and

(viii) notwithstanding any other provision of this definition of Profits and Losses, any items that are specially allocated pursuant to Section 6.3(d) hereof will not be taken into account in computing Profits or Losses.

The amounts of the items of Company income, gain, loss or deduction available to be specially allocated pursuant to Section 6.3(b) hereof will be determined by applying rules analogous to those set forth in this definition of Profits and Losses.

“Public Offering” means the sale in a firm underwritten public offering registered under the Securities Act of any class of Equity Securities of the Partnership (or any successor thereto).

“Qualified IPO” means any transaction that results in at least $75 million of Equity Securities of the Partnership or any successor thereto (if and only if the Partnership or such successor has no assets other than ownership in SXE GP or any successor thereto) or SXE GP (or any successor thereto) being publicly traded pursuant to an underwritten public offering of securities.

“Registration Rights Agreement” means a registration rights agreement, in a form reasonably acceptable to the Member entering into such agreement, relating to the registration of Equity Securities of the applicable issuer held by such Member.

“Rules” has the meaning set forth in Section 13.9(a).

“Securities Act” means the Securities Act of 1933, as amended.

“Sharing Ratio” means, subject in each case to adjustments in accordance with this Agreement or in connection with Dispositions of Membership Interests, (i) in the case of a Member executing this Agreement as of the Effective Date or a Person acquiring such Member’s Membership Interest, the percentage specified for that Member as its Sharing Ratio on Exhibit A, and (ii) in the case of Membership Interests issued pursuant to Section 3.1, the Sharing Ratio established pursuant thereto; provided, however, that the total of all Sharing Ratios shall always equal 100%.

“Simulated Basis” shall mean the book value of any Depletable Property. The Simulated Basis of each Depletable Property shall be allocated to each Member in accordance with Member’s Sharing Ratio as of the time such Depletable Property is contributed to or acquired by the Company (and any additions to such Simulated Basis resulting from expenditures required to be capitalized in such Simulated Basis shall be allocated among the Members in a manner designed to cause the Members’ proportionate shares of such Simulated Basis to be in accordance with their Sharing Ratio as determined at the time of any such additions), and shall be reallocated among the Members in accordance with the Members’ Sharing Ratios as determined immediately following the occurrence of an event giving rise to an adjustment to the book values of the Company’s Depletable Properties pursuant to clause (ii) of the definition of Gross Asset Value.

“Simulated Depletion” shall mean, with respect to each Depletable Property, a depletion allowance computed in accordance with federal income tax principles (as if the Simulated Basis of the property were its adjusted tax basis) and in the manner specified in Treasury Regulation Section 1.704-1(b)(2)(iv)(k)(2). For purposes of computing Simulated Depletion with respect to any Depletable Property, the Simulated Basis of such property shall be deemed to be the book value of such property, and in no event shall such allowance, in the aggregate, exceed such Simulated Basis. For purposes of computing Simulated Depletion, the Company will apply on a property by property basis the simulated percentage depletion method or the simulated cost depletion method, as determined by the Company, under Treasury Regulation Section 1.704-1(b)(2)(iv)(k)(2).

“Simulated Gain” or “Simulated Loss” shall mean the simulated gain or simulated loss computed by the Company with respect to each amount of gain or loss realized from the sale or other disposition of Depletable Property as calculated in Treasury Regulation Section 1.704-1(b)(2)(iv)(k)(2).

“Southcross” has the meaning given such term in the introductory paragraph.

“Southcross Group” means Southcross and its members, and their Affiliates.

“Super Majority Decisions” has the meaning given such term in Section 7.11(c).

“SXE” has the meaning given such term in the recitals.

“SXE GP” has the meaning given such term in the recitals.

“SXE GP Board” has the meaning given such term in Section 7.11(a).

“SXE Group” means SXE and its Subsidiaries treated as a single consolidated entity.

“Subsidiary” means, with respect to any Person, (i) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (ii) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class) is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, or (iii) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person or a combination thereof, directly or indirectly, at the date of determination, has (A) at least a majority ownership interest or (B) the power to elect or direct the election of a majority of the directors or other governing body of such Person.  Notwithstanding the foregoing, SXE shall not be considered a Subsidiary of the Company.

“Tax Amount” means has the meaning set forth in Section 6.1(b)(ii).

“Tax Distribution” has the meaning given such term in Section 6.1(b)(i).

“Tax Matters Member” has the meaning given such term in Section 10.3.

“TexStar” has the meaning given such term in the recitals.

“TexStar GP” has the meaning given such term in the recitals.

“Treasury Regulations” means the regulations (including temporary regulations) promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar or substitute, temporary or final Treasury Regulations.

“TW” means Tailwater Capital LLC, a Texas limited liability company.

“TW Aggregator” means BBTS Aggregator LP, a Delaware limited partnership.

“TW Group” has the meaning given such term in the Partnership Agreement.

“Unit” means a unit representing a Membership Interest.

“Veto Interest” means with respect to (i) each of Southcross and, from and after a BBTS Distribution, EIG and TW, such Person has a Sharing Ratio that is at least 50% of the Veto Ratio set forth opposite such Person’s name on Exhibit D (with the Sharing Ratio of the EIG Group, collectively, and the TW Group, collectively, being taken into account for purposes of determining whether such 50% threshold is satisfied by a member of the EIG Group or TW Group, respectively), (ii) BBTS prior to a BBTS Distribution, BBTS has a Sharing Ratio that is at least 50% of the Veto Ratio set forth opposite BBTS’ name on Exhibit D, (iii) an Assignee of Southcross or BBTS (other than pursuant to a BBTS Distribution) (or any subsequent Assignee), such Assignee has a Sharing Ratio that is at least 50% of the Veto Ratio set forth opposite the name of the original transferors of such Units (e.g., Southcross or BBTS (other than pursuant to a BBTS Distribution)) on Exhibit D and (iv) after a BBTS Distribution, an Assignee of TW or EIG (or any subsequent Assignee), such Assignee has a Sharing Ratio that is at least equal to 50% of the Veto Ratio set forth opposite TW or EIG’s name, on Exhibit D.

“Voting Support” by a Member with respect to a given action means that such Member will (i) appear at any equity holder meeting of the Company to consider such action or otherwise cause its applicable Membership Interest owned by such Member (or any of its Affiliates) as of the relevant time to be counted as present for purposes of calculating a quorum for such purpose, and respond to any other request by the Company for written consent, if any, with respect to such action, (ii) vote, or cause to be voted, all of its applicable Membership Interests (A) in favor of the approval of such action, and (B) against any action or agreement that would reasonably be expected to interfere with, delay or attempt to discourage the consummation of such action, and (iii) cause the directors appointed by it to (A) the Board or (B) the SXE GP Board, to appear at any meeting of the Board or the SXE GP Board to consider such action and direct such directors to vote (y) in favor of the approval of such action, and (z) against any action or agreement that would reasonably be expected to interfere with, delay or attempt to discourage the consummation of such action.

“Withdraw,” “Withdrawing” or “Withdrawal” means the withdrawal, resignation or retirement of a Member from the Company as a Member. Such terms shall not include any Dispositions of Membership Interest (which are governed by Article IV), even though the Member making a Disposition may cease to be a Member as a result of such Disposition.

(b) Other terms defined herein have the meanings so given them.

Section 1.2 Construction.  Unless the context requires otherwise: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; (c) the terms “include,” “includes,” “including” or words of like import shall be deemed to be followed by the words “without limitation;” and (d) the terms “hereof,” “herein” or “hereunder” refer to this Agreement as a whole and not to any particular provision of this Agreement.  The table of contents and headings contained in this Agreement are for reference purposes only, and shall not affect in any way the meaning or interpretation of this Agreement.

ARTICLE II

ORGANIZATION

Section 2.1 Formation.  The Company was formed as a Delaware limited liability company by the filing of a Certificate of Formation (the “Delaware Certificate”) on June 9, 2014 with the Secretary of State of the State of Delaware under and pursuant to the Act.

Section 2.2 Name.  The name of the Company is “Southcross Holdings GP LLC” and all Company business must be conducted in that name and such other names that comply with Applicable Law as the Board or the Members may select.

Section 2.3 Registered Office; Registered Agent; Principal Office.  The name of the Company’s registered agent for service of process is The Corporation Trust Company, and the address of the Company’s registered office in the State of Delaware is The Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801.  The principal place of business of the Company shall be located at 1700 Pacific Avenue, Suite 2900, Dallas, Texas 75201.  The Board may change the Company’s registered agent or the location of the Company’s registered office or principal place of business as the Board may from time to time determine.

Section 2.4 Purposes.  The purpose of the Company is to own, acquire, hold, Dispose of and exercise the rights and powers relating to the Partnership or other interests of the Partnership, and act as general partner or other interest holder of, the Partnership as described in the Partnership Agreement and to engage in any lawful business or activity ancillary or related to the foregoing.  The Company shall possess and may exercise all the powers and privileges granted by the Act, by any other law or by this Agreement, together with any powers incidental thereto, including such powers and privileges as are necessary or appropriate to the conduct, promotion or attainment of the business, purposes or activities of the Company.

Section 2.5 Term.  The period of existence of the Company shall end at such time as a certificate of cancellation is filed with the Secretary of State of Delaware in accordance with Section 12.4.

Section 2.6 No State Law Partnership.  The Members intend that the Company shall not be a partnership (whether general, limited or other) or joint venture, and that no Member shall be a partner or joint venturer with any other Member, for any purposes other than (if the Company has more than one Member) federal and state income tax purposes, and this Agreement may not be construed or interpreted to the contrary.

Section 2.7 Certain Undertakings Relating to the Separateness.

(a) Separateness Generally.  The Company shall conduct its business and operations separate and apart from those of any other Person (including the Controlling Entities) in accordance with this Section 2.7.

(b) Separate Records.  The Company shall (i) maintain its books and records and its accounts separate from those of any other Person, (ii) maintain its financial records, which will be used by it in its ordinary course of business, showing its assets and liabilities separate and apart from those of any other Person, except its consolidated Subsidiaries, and (iii) file its own tax returns separate from those of any other Person, except (A) to the extent that the Company (x) is treated as a “disregarded entity” for tax purposes or (y) is not otherwise required to file tax returns under Applicable Law or (B) as may otherwise be required by Applicable Law.

(c) Separate Assets.  The Company shall not commingle or pool its funds or other assets with those of any other Person, except its consolidated Subsidiaries, and shall maintain its assets in a manner in which it is not costly or difficult to segregate, ascertain or otherwise identify its assets as separate from those of any other Person.

(d) Separate Name.  The Company shall (i) conduct its business in its own name, (ii) use its separate stationery, invoices, and checks, (iii) correct any known misunderstanding regarding its separate identity from that of any other Person (including the Controlling Entities), and (iv) generally hold itself out as an entity separate from any other Person (including the Controlling Entities).

(e) Separate Credit.  The Company shall (i) pay its obligations and liabilities from its own funds (whether on hand or borrowed), (ii) maintain adequate capital in light of its business operations, (iii) not pledge its assets for the benefit of any Person or guarantee or become obligated for the debts of any other Person, other than the Company, (iv) not hold out its credit as being available to satisfy the obligations or liabilities of any other Person, (v) not acquire debt obligations or debt securities of the Controlling Entities, (vi) not make loans or advances to any Person, and (vii) use its commercially reasonable efforts to cause the operative documents under which the Company borrows money, is an issuer of debt securities, or guarantees any such borrowing or issuance to contain provisions to the effect that (A) the lenders or purchasers of debt securities, respectively, acknowledge that they have advanced funds or purchased debt securities, respectively, in reliance upon the separateness of the Company from any other Persons, including the Controlling Entities, and (B) the Company has assets and liabilities that are separate from those of other Persons, including the Controlling Entities; provided that the Company may engage in any transaction described in clauses (v)-(vi) of this Section 2.7(e) if prior Board approval has been obtained for such transaction and either (A) the Board has determined that the borrower or recipient of the credit support is not then insolvent and will not be rendered insolvent as a result of such transaction or (B) in the case of transactions described in clause (v), such transaction is completed through a public auction or a National Securities Exchange.

(f) Separate Formalities.  The Company shall (i) observe all limited liability company formalities, and other formalities required by its organizational documents, the laws of Delaware and other Applicable Laws, (ii) engage in transactions with any Controlling Entity only if approved in accordance with this Agreement and (iii) promptly pay, from its own funds, and on a current basis, its allocable share of general and administrative expenses, capital expenditures, and costs for shared services performed by any member of the Controlling Entities.  Each material contract between the Company, on the one hand, and any of the Controlling Entities, on the other hand, shall be in writing.

(g) No Effect.  Failure by the Company to comply with any of the obligations set forth above shall not affect the status of the Company as a separate legal entity, with its separate assets and separate liabilities or restrict or limit the Company from engaging or contracting with any of the Controlling Entities for the provision of services or the purchase or sale of products.

ARTICLE III

MEMBERSHIP

Section 3.1 Membership Interests; Units; Additional Members.  Southcross and BBTS are the sole Members of the Company at the Effective Date as reflected in Exhibit A.  Assignees may be admitted to the Company as Members in accordance with Section 4.3 and purchasers of additional Equity Securities may be admitted to the Company as Members in accordance with Section 5.2(b).  Any such admission shall be effective only after such new Member has executed and delivered to the Members and the Company an instrument containing the notice address of the new Member and the new Member’s ratification of this Agreement and agreement to be bound by it.  Membership Interests in the Company shall be represented by Units with each Unit representing one percent of the Sharing Ratios.  Upon the Company’s issuance of Units to any Person, the Company shall issue, upon the request of such Person, one or more Certificates in the name of such Person evidencing the number of such Units being so issued.  The Company hereby irrevocably elects that all Units shall be securities governed by Article 8 of the Uniform Commercial Code as in effect in the State of Delaware.

Section 3.2 Liability.

(a) No Member shall be liable for the debts, obligations or liabilities of the Company solely by reason of being a member of the Company.

(b) The Members agree that the rights, duties and obligations of the Members in their capacities as members of the Company are only as set forth in this Agreement.  Furthermore, the Members agree that the existence of any rights of a Member, or the exercise or forbearance from exercise of any such rights, shall not create any duties or obligations of the Member in its capacity as a member of the Company, nor shall such rights be construed to enlarge or otherwise to alter in any manner the duties and obligations of such Member.

Section 3.3 Withdrawal.  A Member does not have the right or power to Withdraw.

Section 3.4 Meetings.  A meeting of the Members may be called at any time at the request of any Member with a Sharing Ratio of at least 10%.

Section 3.5 Notice.  Written notice of all meetings of the Members must be given to all Members at least one Business Day prior to any meeting of Members.  All notices and other communications to be given to Members shall be sufficiently given for all purposes hereunder (i) if in writing and delivered by hand, courier or overnight delivery service, then upon receipt, (ii) if mailed by certified or registered mail, return receipt requested, with appropriate postage prepaid, then three days after the date of mailing, or (iii) if sent by e-mail, telegram or facsimile, then when received.  All such notices and communications shall be directed to the address, e-mail address or facsimile number of each Member as such Member shall designate by notice to the Company.  Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Members need be specified in the notice of such meeting, except for amendments to this Agreement, as provided herein.  A meeting may be held at any time without notice if all the Members are present or if those not present waive notice of the meeting either before or after such meeting.

Section 3.6 Action of Members.  Except as otherwise required by Applicable Law or by this Agreement, all decisions reserved to the Members hereunder shall require the affirmative vote of the Members owning a majority of Sharing Ratios present at a meeting at which a quorum is present in accordance with Section 3.8.  To the extent permitted by Applicable Law, the Members may act without a meeting and without prior notice so long as the Members who would be required to take such action at a duly held meeting shall have executed and delivered to the Company a written consent with respect to any such action taken in lieu of a meeting.

Section 3.7 Conference Telephone Meetings.  Any Member may participate in a meeting of the Members or by means of conference telephone or similar communications equipment by means of which all Persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at such meeting.

Section 3.8 Quorum.  The Members owning a majority of Sharing Ratios, present in person or participating in a meeting shall constitute a quorum for the transaction of business.

Section 3.9 Investment Opportunities and Conflicts of Interest.  (a) The Members expressly acknowledge that (i) each Member and its Affiliates are permitted to have, and may in the future have, direct and/or indirect investments and/or other business relationships with entities engaged in the business of the Company, the Partnership Group, the SXE Group or any of their respective Subsidiaries other than through the Company, the Partnership Group, the SXE Group or any of their respective Subsidiaries and that are, may or will be competitive with the Company, the Partnership Group, the SXE Group and/or their respective Subsidiaries (an “Other Business”), (ii) each Member and its Affiliates may develop a strategic relationship with businesses that are and may be competitive or complementary with the Company, the Partnership Group, the SXE Group and/or any of their respective Subsidiaries, (iii) no Member or any of its Affiliates will be prohibited from pursuing and engaging in any activities by virtue of its investment in the Company, the Partnership Group, the SXE Group or any of their respective Subsidiaries or its or their service on the Board, the SXE GP Board or any governing body of any of the Partnership Group, the SXE Group, or any of their respective Subsidiaries, (iv) no Member or any of its Affiliates will be obligated to inform or present to the Company, the Board, the SXE GP Board or the governing body of any of the Partnership Group, the SXE Group, or any of their respective Subsidiaries any such opportunity, relationship or investment, (v) the other Members will not acquire or be entitled to any interest or participation in any Other Business as a result of the participation therein by another Member or any of its Affiliates, (vi) the involvement of a Member and its Affiliates in any Other Business will not constitute a conflict of interest by such Persons with respect to the Company, the Partnership Group, the SXE Group or any of their respective Subsidiaries or any of the other Members, and (vii) none of the foregoing shall constitute a conflict of interest or breach of this Agreement or any duty otherwise existing at law, in equity or otherwise, to the Company or any other Member.  Notwithstanding anything to contrary in this Agreement or any duty, otherwise existing at law or in equity, the doctrine of corporate opportunity or any analogous doctrine shall not apply to any Member or any of their Affiliates.

(b) Without limiting Section 3.9(a) (and in furtherance of Section 7.12), to the fullest extent permitted by Applicable Law, the Company and each Member waives all fiduciary duties and all liability of any Member and any Director (in its capacity as a Member or Director, as applicable, but not in its capacity as an Officer of the Company, if applicable) for breaches of fiduciary duties; provided, however, that such waiver does not extend to liability for any action or omission that constitutes a bad faith violation of the implied contractual covenant of good faith and fair dealing.

ARTICLE IV

ADMISSION OF MEMBERS; DISPOSITION OF MEMBERSHIP INTERESTS

Section 4.1 General Restriction.  A Member may not Dispose of all or any portion of its Membership Interests except in strict accordance with this Article IV; provided, however, that a Member shall not Dispose of its Membership Interests unless such Member is permitted to Dispose of its Partnership Units under the Partnership Agreement, and if so permitted, the provisions of Section 4.2 shall govern the number of Units subject to such Disposition.  References in this Article IV to Dispositions of a Membership Interest shall also refer to Dispositions of a portion of a Membership Interest.  Any attempted Disposition of a Membership Interest, other than in strict accordance with this Article IV, shall be, and is hereby declared, null and void ab initio.  The Members agree that a breach of the provisions of this Article IV may cause irreparable injury to the Company and to the other Members for which monetary damages (or other remedies at law) are inadequate in view of (a) the complexities and uncertainties in measuring the actual damages that would be sustained by reason of the failure of a Member to comply with such provision and (b) the uniqueness of the business of the Company and the relationship among the Members.  Accordingly, the Members agree that the provisions of this Article IV may be enforced by specific performance.

Section 4.2 Disposition Restrictions.

(a) In the event that Southcross or any of its Permitted Transferees Dispose to an unaffiliated third party transferee any of their Partnership Units (or exchanges its Partnership Units for Equity Securities of SXE pursuant to Section 3.16 of the Partnership Agreement), such Person shall also be required to Dispose to such transferee, and such transferee shall be required to accept the Disposition of, a portion of the Units held by such Person equal to the number of outstanding Units held by such Person immediately prior to such Disposition multiplied by a fraction, the numerator of which is the number of Partnership Units so Disposed of and the denominator of which is the total number of Partnership Units held by such Person immediately prior to such Disposition;

(b) In the event of a BBTS Distribution, BBTS or any of its Permitted Transferees shall also be required to Dispose to each member of the TW Group and each member of the EIG Group to whom Partnership Units are distributed, and each such member of the TW Group and the EIG Group shall be required to accept the Disposition of, a portion of the Units held by BBTS and its Permitted Transferees equal to the number of outstanding Units held by BBTS and its Permitted Transferees immediately prior to such Disposition multiplied by a fraction, the numerator of which is the number of Partnership Units so Disposed of to such Person and the denominator of which is the total number of Partnership Units held by BBTS and its Permitted Transferees immediately prior to such BBTS Distribution; provided that upon the BBTS Distribution, BBTS may Transfer its Units to a single member of the TW Group to which the greatest number of Partnership Units distributed to the TW Group is distributed and to a single member of the EIG  Group to which the greatest number of Partnership Units distributed to the EIG Group is distributed;

(c) In the event that, after a BBTS Distribution, any member of the EIG Group or their Permitted Transferees Dispose to an unaffiliated third party transferee any of its Partnership Units (or exchanges its Partnership Units for Equity Securities of SXE pursuant to Section 3.16 of the Partnership Agreement), such Person shall also be required to Dispose to such transferee, and such transferee shall be required to accept the Disposition of, a portion of the Units held by such Person equal to the number of outstanding Units held by such Person immediately prior to such Disposition multiplied by a fraction, the numerator of which is the number of Partnership Units so Disposed of and the denominator of which is the total number of Partnership Units held by such Person immediately prior to such Disposition;

(d) In the event that, after a BBTS Distribution, any Member of the TW Group or their Permitted Transferees Dispose to an unaffiliated third party transferee any of its Partnership Units (or exchanges its Partnership Units for Equity Securities of SXE pursuant to Section 3.16 of the Partnership Agreement), such Person shall also be required to Dispose to such transferee, and such transferee shall be required to accept the Disposition of, a portion of the Units held by such Person equal to the number of outstanding Units held by such Person immediately prior to such Disposition multiplied by a fraction, the numerator of which is the number of Partnership Units so Disposed of and the denominator of which is the total number of Partnership Units held by such Person immediately prior to such Disposition.

(e) If any other Member (including BBTS prior to a BBTS Distribution) Disposes to an unaffiliated third party transferee any of its Partnership Units (or exchanges its Partnership Units for Equity Securities of SXE pursuant to Section 3.16 of the Partnership Agreement), such Member shall also be required to Dispose to such transferee, and such transferee shall be required to accept the Disposition of, a portion of the Units held by such Person equal to the number of outstanding Units held by such Person immediately prior to such Disposition multiplied by a fraction, the numerator of which is the number of Partnership Units so Disposed of and the denominator of which is the total number of Partnership Units held by such Person immediately prior to such Disposition.

Section 4.3 Admission of Assignee as a Member.  An Assignee has the right to be admitted to the Company as a Member, with the Membership Interests, including the attendant Sharing Ratio and rights of the transferring Member (e. g., any rights as a Designating Party and any rights of a Designating Party with a Veto Interest) so transferred to such Assignee, only if such Disposition is effected in strict compliance with this Article IV.

Section 4.4 Requirements Applicable to All Dispositions and Admissions.  Any Disposition of Membership Interests may be made only if the Board shall have received an executed written joinder agreement of the transferee, in form and substance reasonably satisfactory to the Board, whereby the transferee, if applicable, agrees to be bound by all of the terms and conditions of this Agreement applicable to Members.  Unless waived by the Board, a Disposition of Membership Interests may be made only if (a) such Disposition would not violate the Securities Act or any state securities or blue sky laws applicable to the Company or the Membership Interest to be transferred; (b) such Disposition would not cause the Company to be considered a publicly traded partnership under Code Section 7704(b); (c) such Disposition would not cause the Company to lose its status as a partnership for federal income tax purposes; (d) such Disposition would not require the Company to register as an investment adviser under the

Investment Advisers Act of 1940, as amended, or to register as an investment company under the Investment Company Act of 1940, as amended; and (e) the transferor or transferee shall pay or reimburse the Company for all reasonable costs and expenses incurred by the Company in connection with the Disposition and, if also desired, admission of the Assignee as a Member.  Unless waived by the Board, the transferor of Membership Interests shall, prior to the effectiveness of such Disposition, deliver to the Company an opinion of counsel, in form and substance satisfactory to the Board, to the effect that such Transfer complies with clauses (a) through (e) of the preceding sentence.

ARTICLE V

CAPITAL CONTRIBUTIONS

Section 5.1 Initial Capital Contributions.  Southcross and BBTS, as the sole Members of the Company as of the Effective Date, have respectively made or are deemed to have made the Capital Contribution set forth next to such Member’s name on Exhibit A.

Section 5.2 Additional Capital Contributions by Members.

(a) If, at any time, the Board determines that the Company is in need of additional capital, then, with the prior written consent of each Member, each Member shall be obligated to contribute in cash such capital, subject to the limitations contained in this Section 5.2 or elsewhere in this Agreement, pro rata in accordance with its Sharing Ratio in effect at the time of such contribution.

(b) Except as set forth in this Section 5.2, no Member will be (i) permitted to make additional Capital Contributions to the Company without the prior approval of the Board or (ii) required to make additional Capital Contributions to the Company.

Section 5.3 Loans.  If the Company does not have sufficient cash to pay its obligations, any Member(s) that may agree to do so may advance all or part of the needed funds to or on behalf of the Company at an interest rate and on other terms approved by the Board in accordance with this Agreement.  An advance described in this Section 5.3 constitutes a loan from the Member to the Company, bears interest at such rate from the date of the advance until the date of payment and is not a Capital Contribution.

Section 5.4 Return of Contributions.  Except as expressly provided herein, no Member is entitled to the return of any part of its Capital Contributions or to be paid interest in respect of either its Capital Account or its Capital Contributions.  A Capital Contribution remaining unpaid by the Company is not a liability of the Company or of any Member.  A Member is not required to contribute or to lend any cash or property to the Company to enable the Company to return any Member’s Capital Contributions.

Section 5.5 Capital Accounts.  An individual Capital Account shall be established and maintained for each Member with respect to each class or series of Membership Interest held by such Member.  Upon the Disposition of all or a portion of a Membership Interest, the Capital Account of the Member that is making a Disposition and that is attributable to such Membership

Interest shall carry over to the Assignee in accordance with the provisions of Treasury Regulation Section 1.704-1(b)(2)(iv)(l).

ARTICLE VI

DISTRIBUTIONS AND ALLOCATIONS

Section 6.1 Distributions.  (a) Except as otherwise provided in Section 6.2, distributions to the Members shall be made only to all Members simultaneously in proportion to their respective Sharing Ratios (at the time the amounts of such distributions are determined) and in such aggregate amounts and at such times as shall be determined by the Board; provided, however, that any loans from Members pursuant to Section 5.3 shall be repaid prior to any distributions to Members pursuant to this Section 6.1.

(b)

(i) Subject to the availability of sufficient funds (without taking into account any reserves for capital expenditures or other liabilities that have not been incurred by the Company or any of its Subsidiaries, other than reserves reasonably anticipated to satisfy operating expenses for the 45 days following such date of determination for which sources of funding (including available debt facilities) are not then available), the Company shall distribute to each Member with respect to each taxable quarter of the Company an amount of cash sufficient to permit such Member to satisfy its tax liabilities arising from allocations of income, gain, loss, deduction and credit and guaranteed payments (if any) deemed received by such Member pursuant to Code Section 707(c) (other than guaranteed payments in respect of services performed by such Member) (a “Tax Distribution”), in each case, to the extent attributable to such Member’s Membership Interest in the Company in any taxable quarter for which such an allocation is made, determined using the same principles as described in Section 6.1(b)(ii) (as applicable), but for the taxable quarter in question and adjusted for prior taxable quarters of the tax year and losses and deductions of the Company realized in prior tax years to the extent such losses and deductions have not been offset by income or gain of the Company realized in subsequent taxable periods.  In the event the Company does not have sufficient funds (without taking into account any reserves for capital expenditures or other liabilities that have not been incurred by the Company or any of its Subsidiaries, other than reserves reasonably anticipated to satisfy operating expenses for the 45 days following such date of determination for which sources of funding (including available debt facilities) are not then available) to make Tax Distributions as and when required by the terms of this Agreement, the Company shall use its commercially reasonable efforts to obtain funds necessary to make such Tax Distributions as promptly as possible.

(ii) The Tax Distribution payable to the Members shall be pro rata based on the Members’ Sharing Ratios; provided, however, that the Tax Distribution to each Member shall be equal at least to its “Tax Amount.”  As used herein, “Tax Amount” means the product of (x) the Company’s reasonable estimation of the taxable income, gain, loss, deduction, credit, and guaranteed payments (to the extent described in Section 6.1(b)(i) above) allocated to such Member for such Allocation Period, multiplied by (y) the highest marginal effective rate of U.S. federal, state and local income tax (including for this purpose any tax under Code Section 1411 or similar provisions of law) applicable to an individual or corporation (whichever has the higher rate) resident in New York, New York, taking account of any difference in rates applicable to ordinary income, capital gains and “qualified dividends,” as such term is defined in Code Section 1(h) and any allowable deductions in respect of such state and local taxes in computing such Member’s liability for U.S. federal income taxes, and such other assumptions as the Company shall reasonably determine.

For the avoidance of doubt, in determining the Tax Amount for any Member, there shall be taken into account any items allocated to such Member pursuant to Code Section 704(c) (including any amounts allocable pursuant to the “remedial allocation method” described in Treasury Regulation Section 1.704-3(d), if applicable), and any items taken into account by such Partner (or its direct or indirect owner) pursuant to the provisions of Code Section 613A(c)(7)(D) and the Treasury Regulations promulgated thereunder).

(iii) Notwithstanding anything in this Section 6.1(b) to the contrary, for any taxable quarter, if the Company does not have sufficient funds (without taking into account any reserves for capital expenditures or other liabilities that have not been incurred by the Company or any of its Subsidiaries, other than reserves reasonably anticipated to satisfy operating expenses for the 45 days following such date of determination for which sources of funding (including available debt facilities) are not then available) available to provide all Members with the full amount of their Tax Distributions, then Tax Distributions shall be made to the Members pro rata in proportion to the amount of their respective Tax Distributions.

(iv) A final accounting for Tax Distributions shall be made for each Allocation Period after the Company’s actual taxable income has been determined, and any shortfall in the amount of Tax Distributions a Member received for such taxable year based on such final determination shall promptly be distributed to such Member, and any excess in the amount of Tax Distributions a Member received for such taxable year shall be applied against the subsequent Tax Distributions due to such Member; provided, however, for any Allocation Period, if the Company does not have funds sufficient to distribute to each Member the amount of such Member’s shortfall, then such available funds shall be distributed in a manner and priority analogous to the manner and priority described in Section 6.1(b)(iii) (regarding insufficient funds with respect to a given taxable quarter).  For any Allocation Period, if any shortfall remains for any Member after giving effect to the preceding sentence, the amount of such shortfall shall be added to the Tax Distributions payable to such Member in succeeding Allocation Periods until the time such shortfall is paid.  In addition, in the event of any audit adjustment by a taxing authority which affects the amount of taxable income allocated or required to be allocated to the Members in any year, or in the event the Company files an amended return which has such effect, the aggregate amount of Tax Distributions that should have been made with respect to such year shall be recalculated by giving effect to such audit adjustment or changes reflected in the amended return, as applicable (treating any interest or penalties incurred by any of the Members in connection therewith as an addition to the assumed tax liability of such Members), and any excess or shortfall in the resulting amount of Tax Distributions shall be treated in accordance with the preceding two (2) sentences.

(v) Tax Distributions shall be considered advanced distributions made pursuant to the applicable provisions of Section 6.1 and shall reduce such future distributions (including distributions under Section 12.2).

(vi) The parties agree that it is not expected that the Company will have any Profit or Loss and, as such, a Tax Distribution under this Section 6.1(b) is unlikely to be needed.

Section 6.2 Distributions on Dissolution and Winding Up.  Upon the dissolution and winding up of the Company, after adjusting the Capital Accounts, if any, for all distributions made under Section 6.1 and all allocations under Article VI, all available proceeds distributable to the Members as determined under Section 12.2 shall be distributed (i) in the manner set forth in Section 6.1(a), or (ii) if the obligation to maintain Capital Accounts has been suspended under Section 13.11, to the sole Member.

Section 6.3 Allocations.

(a) Profits and Losses.

(i) General Application.  For each Allocation Period, after giving effect to Section 6.3(b), the rules set forth below in this Section 6.3(a) shall apply for the purpose of determining each Member’s allocable share of the items of income, gain, loss and expense of the Company comprising Profits or Losses of the Company for such Allocation Period.

(ii) Hypothetical Liquidation.  The items of income, expense, gain and loss of the Company comprising Profits or Losses for an Allocation Period shall be allocated among the Persons who were Members during such Allocation Period in a manner that shall, as nearly as possible, cause the Capital Account balance of each Member at the end of such fiscal year to equal the excess (which may be negative) of:

(A) the amount of the hypothetical distribution (if any) that such Member would receive if, on the last day of the fiscal year, (x) all Company assets were sold for cash equal to their respective Gross Asset Values, taking into account any adjustments thereto for such fiscal year, (y) all Company liabilities were satisfied in cash according to their terms (limited, with respect to each Nonrecourse Liability or any Member Nonrecourse Debt with respect to such Member, to the Gross Asset Values of the assets securing such liability), and (z) the net proceeds thereof (after satisfaction of such liabilities) were distributed in full pursuant to Section 12.2(a)(iii) hereof; over

(B) the sum of (x) the amount, if any, without duplication, that such Member would be obligated to contribute to the capital of the Company, (y) such Member’s share of Company Minimum Gain determined pursuant to

Treasury Regulations Section 1.704-2(g), and (z) such Member’s share of Member Minimum Gain determined pursuant to Treasury Regulations Section 1.704 2(i)(5), all computed as of the hypothetical sale described in Section 6.3(a)(ii)(A) hereof;

(b) Regulatory Allocations.  Notwithstanding the foregoing provisions of Section 6.3(a), the following special allocations will be made in the following order of priority:

(i) Minimum Gain Chargeback.  If there is a net decrease in Company Minimum Gain during an Allocation Period, then each Member will be allocated items of Company income and gain for such Allocation Period (and, if necessary, for subsequent Allocation Periods) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Treasury Regulations Section 1.704-2(g)(2).  This Section 6.3(b)(i) is intended to comply with the minimum gain chargeback requirement of Treasury Regulations Section 1.704-2(f) and will be interpreted consistently therewith.

(ii) Member Minimum Gain Chargeback.  If there is a net decrease in Member Minimum Gain attributable to a Member Nonrecourse Debt during any Company Allocation Period, each Member who has a share of the Member Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Treasury Regulations Section 1.704-2(i)(5), will be specially allocated items of Company income and gain for such Allocation Period (and, if necessary, subsequent Allocation Periods) in an amount equal to such Member’s share of the net decrease in Member Minimum Gain attributable to such Member Nonrecourse Debt, determined in a manner consistent with the provisions of Treasury Regulations Section 1.704-2(i)(4).  This Section 6.3(b)(ii) is intended to comply with the partner nonrecourse debt minimum gain chargeback requirement of Treasury Regulations Section 1.704-2(i)(4) and will be interpreted consistently therewith.

(iii) Qualified Income Offset.  If any Member unexpectedly receives an adjustment, allocation, or distribution of the type contemplated by Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of income, gain and Simulated Gain will be allocated to all such Members (in proportion to the amounts of their respective deficit Adjusted Capital Accounts) in an amount and manner sufficient to eliminate the deficit balance in the Adjusted Capital Account of such Member as quickly as possible, provided that an allocation pursuant to this Section 6.3(b)(iii) shall be made if and only to the extent that such Member would have an Adjusted Capital Account deficit after all other allocations provided for in this Section 6.3 have been tentatively made as if this Section 6.3(b)(iii) were not in this Agreement.  It is intended that this Section 6.3(b)(iii) qualify and be construed as a “qualified income offset” within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(d).

(iv) Gross Income Allocation.  In the event any Member has a deficit Capital Account at the end of any Allocation Period which is in excess of the sum of (x) the amount such Member is obligated to restore pursuant to any provision of this Agreement and (y) the amount such Member is deemed to be obligated to restore pursuant to the penultimate sentence of Treasury Regulation Sections 1.704-2(g)(1) and 1.704-2(i)(5), each such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 6.3(b)(iv) shall be made only if and to the extent that such Member would have a deficit Capital Account balance in excess of such sum after all other allocations provided for in this Section 6.3 have been made as if Section 6.3(b)(iii) hereof and this Section 6.3(b)(iv) were not in this Agreement.

(v) Limitation on Allocation of Net Loss.  If the allocation of Losses, Simulated Depletion or Simulated Losses to a Member as provided in Section 6.3(a) hereof would create or increase an Adjusted Capital Account deficit, there will be allocated to such Member only that amount of Losses, Simulated Depletion or Simulated Losses as will not create or increase an Adjusted Capital Account deficit.  The Losses, Simulated Depletion or Simulated Losses that would, absent the application of the preceding sentence, otherwise be allocated to such Member will be allocated to the other Members in accordance with their relative proportion of Units, subject to the limitations of this Section 6.3(b)(v).

(vi) Certain Additional Adjustments.  To the extent that an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) or Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts will be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss will be specially allocated to the Members in accordance with their Interests in the Company in the event that Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Members to whom such distribution was made in the event that Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

(vii) Nonrecourse Deductions.  Nonrecourse Deductions for each Allocation Period of the Company will be allocated to the Members in proportion to their respective Sharing Ratios.

(viii) Member Nonrecourse Deductions.  Member Nonrecourse Deductions will be allocated each Allocation Period to the Member that bears the economic risk of loss (within the meaning of Treasury Regulations Section 1.752-2) for the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable.

(ix) Simulated Depletion, Simulated Loss.  Simulated Depletion for each Depletable Property, and Simulated Loss upon disposition of Depletable Property, shall be allocated among the Members in proportion to their shares of Simulated Basis in such property.

(c) Tax Allocations.

(i) Except as provided in Section 6.3(c)(ii), Section 6.3(c)(iii), and Section 6.3(d) hereof, for income tax purposes under the Code and the Treasury Regulations, each Company item of income, gain, loss, deduction and credit will be allocated between the Members as its correlative item of “book” income, gain, loss, deduction or credit is allocated pursuant to this Article VI.

(ii) Tax items with respect to Company assets that are contributed to the Company with a Gross Asset Value that varies from its basis in the hands of the contributing Member immediately preceding the date of contribution will be allocated between the Members for income tax purposes pursuant to Treasury Regulations promulgated under Code Section 704(c) so as to take into account such variation.  The Company will account for such variation under any method approved under Code Section 704(c) and the applicable Treasury Regulations in a manner selected pursuant to the provisions of this Agreement and the Closing Agreement.  If the Gross Asset Value of any Company asset is adjusted pursuant to the definition of “Gross Asset Value” herein, subsequent allocations of income, gain, loss, deduction and credit with respect to such Company asset will take account of any variation between the adjusted basis of such Company asset for federal income tax purposes and its Gross Asset Value in a manner consistent with Code Section 704(c) and the Treasury Regulations promulgated thereunder under any method approved under Code Section 704(c) and the applicable Treasury Regulations as chosen by the Company. Allocations pursuant to this Section 6.3(c)(ii) are solely for purposes of federal, state and local taxes and will not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of net Profits, net Losses and any other items or distributions pursuant to any provision of this Agreement.

(iii)

(A) If the Company recognizes Depreciation Recapture with respect to the sale of any Company asset, (i) the portion of the gain on such sale which is allocated to a Member pursuant to Section 6.3(a) and Section 6.3(b) shall be treated as consisting of a portion of the Company’s Depreciation Recapture on the sale and a portion of the balance of the Company’s remaining gain on such sale under principles consistent with Treasury Regulations Section 1.1245-1 and (ii) if, for U.S. federal income tax purposes, the Company recognizes both “unrecaptured section 1250 gain” (as defined in Code Section 1(h)) and gain treated as ordinary income under Code Section 1250(a) with respect to such sale, the amount treated as Depreciation Recapture under Section 6.3(d)(iii) hereof shall be comprised of a proportionate share of both such types of gain.

(B) For purposes of this Section 6.3(c)(iii), “Depreciation Recapture” means the portion of any gain from the disposition of an asset of the Company which, for U.S. federal income tax purposes, (i) is treated as ordinary income under Code Section 1245, (ii) is treated as ordinary income under Code Section 1250 or (iii) is “unrecaptured section 1250 gain” as such term is defined in Code Section 1(h).

(d) Income Tax Allocations with respect to Depletable Properties.

(i) Pursuant to Code Section 613A(c)(7)(D) and the Treasury Regulations promulgated thereunder, cost and percentage depletion deductions with respect to any Depletable Property shall be computed separately by the Members rather than the Company. For purposes of such computations, the federal income tax basis of each Depletable Property shall be allocated to each Member in accordance with such Member’s Sharing Ratio as of the time such Depletable Property is contributed to or acquired by the Company (and any additions to such federal income tax basis resulting from expenditures required to be capitalized in such basis shall be allocated among the Members in a manner designed to cause the Members’ proportionate shares of such adjusted federal income tax basis to be in accordance with their Sharing Ratios as determined at the time of any such additions), and shall be reallocated among the Member in accordance with the Members’ Sharing Ratios as determined immediately following the occurrence of an event giving rise to an adjustment to the Gross Asset Values of the Company’s Depletable Properties pursuant to clause (ii) of the definition of Gross Asset Value.

(ii) For purposes of the separate computation of gain or loss by each Member on the taxable disposition of Depletable Property, the amount realized from such disposition shall be allocated (i) first, to the Members in an amount equal to the Simulated Basis in such Depletable Property in proportion to their allocable shares thereof and (ii) second, any remaining amount realized shall be allocated consistent with the allocation of Simulated Gains.

(iii) The allocations described in clauses (i) and (ii) of this Section 6.3(d) are intended to be applied in accordance with the Members’ “interests in partnership capital” under Code Section 613A(c)(7)(D); provided that the Members understand and agree that the Company, in good faith, authorize special allocations of federal income tax basis, income, gain, deduction or loss, as computed for federal income tax purposes, in order to eliminate differences between Simulated Basis and adjusted federal income tax basis with respect to Depletable Properties, in such manner as determined consistent with the principles outlined in Section 6.3(c)(ii).  The provisions of this Section 6.3(d) and the other provisions of this Agreement relating to allocations under Code Section 613A(c)(7)(D) are intended to comply with Treasury Regulation Section 1.704-1(b)(4)(v) and shall be interpreted and applied in a manner consistent with such Treasury Regulations.

(iv) Each Member shall separately keep records of its share of the adjusted tax basis in each Depletable Property, adjust such share of the adjusted tax basis for any cost or percentage depletion allowable with respect to such property and use such adjusted tax basis in the computation of its cost depletion or in the computation of its gain or loss on the disposition of such property by the Company. Upon the request of the Company, each Member shall advise the Company of its adjusted tax basis in each

Depletable Property and any depletion computed with respect thereto, both as computed in accordance with the provisions of this subsection. The Company may rely on such information and, if it is not provided by the Member, may make such reasonable assumptions as it shall determine with respect thereto.  The Company shall provide each Member with information reasonably requested by such Member to comply with this Section 6.3(d)(iv) and other tax reporting obligations.

(e) Other Provisions.

(i) For any Allocation Period or other period during which any part of any Interest in the Company is Transferred between the Members or to another Person (other than by pledge of, or grant of a security interest in, such Interest), the portion of the Profits, Losses and other items of income, gain, loss, deduction and credit that are allocable with respect to such part of an Interest in the Company will be apportioned between the Transferor and the Transferee under any method allowed pursuant to Code Section 706 and the applicable Treasury Regulations as determined by the Company, although an interim closing of the books method shall be used if the Transferor agrees to reimburse the Company for reasonable costs incurred.

(ii) In the event that the Code or any Treasury Regulations require allocations of items of income, gain, loss, deduction or credit different from those set forth in this Article V, the Company is hereby authorized to adjust or amend the allocations to the extent necessary to satisfy the Code and any Treasury Regulations, and no such new allocation will give rise to any claim or cause of action by any Member.

(iii) For purposes of determining the Members’ proportional share of the Company’s “excess nonrecourse liabilities” within the meaning of Treasury Regulations Section 1.752-3(a)(3), the Members’ interests in profits will be equal to their respective Sharing Ratios.

(iv) Credits.  All tax credits shall be allocated among the Members as determined by the Company, consistent with applicable law.

(f) Valuation; Revaluation.  Except as otherwise specifically provided in this Agreement, valuations will be made by the Company or by independent third parties appointed by the Company and deemed qualified by the Company to render an opinion as to the value of the Company’s assets, using such methods and considering such information relating to the investments, assets and liabilities of the Company as the Company or independent third party, as the case may be, may determine in the discretion of the Company.

The Parties agree that the Company will not receive a distributive share of profits or losses (or underlying items of income, gain, deduction or loss) from the Partnership.

Section 6.4 Varying Interests.  All items of income, gain, loss, deduction or credit shall be allocated, and all distributions shall be made, to the Persons shown on the records of the Company to have been Members as of the last calendar day of the period for which the allocation or distribution is to be made.  Notwithstanding the foregoing, if during any taxable year there is a change in any Member’s Sharing Ratio, the Members agree that their allocable shares of such items for the taxable year shall be determined on any method determined by the Board to be permissible under Code Section 706 and the related Treasury Regulations to take account of the Members’ varying Sharing Ratios.

Section 6.5 Withheld Taxes.  All amounts withheld pursuant to the Code or any provision of any state, local or foreign tax law with respect to any payment, distribution or allocation to the Company or the Members shall be treated as amounts distributed to the Members pursuant to this Article VI for all purposes of this Agreement.  The Company is authorized to withhold from distributions, or with respect to allocations, to the Members and to pay over to any federal, state, local or foreign government any amounts required to be so withheld pursuant to the Code or any provision of any other federal, state, local or foreign law and shall allocate such amounts to those Members with respect to which such amounts were withheld.

Section 6.6 Limitations on Distributions.  Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to any Member on account of its interest in the Company if such distribution would violate Section 18-607 of the Act or other Applicable Law.

ARTICLE VII

MANAGEMENT

Section 7.1 Management by Board.  (a) The management of the Company is fully reserved to the Members, and the Company shall not have “managers” as that term is used in the Act.  The powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of, the Members, who shall make all decisions and take all actions for the Company.

(b) The Members shall have the power and authority to delegate to one or more other persons the Members’ rights and power to manage and control the business and affairs, or any portion thereof, of the Company, including to delegate to agents, officers and employees of a Member or the Company, and to delegate by a management agreement with or otherwise to other Persons.

(c) The Members hereby expressly delegate to the board of directors of the Company (the “Board”), to the fullest extent permitted under this Agreement and the Act, all of the Members’ power and authority to manage and control the business and affairs of the Company.  The Board may at any time designate one or more other Persons to be officers of the Company and/or to assist in carrying out the Board’s decisions and the day-to-day activities of the Company.  SXE GP and any officers are not “managers” as that term is used in the Act.  Any officers who are designated as such shall have such titles and authority and perform such duties as the Board may delegate to them.  The salaries or other compensation, if any, of the officers of the Company shall be fixed by the Board in accordance with Section 7.11(c)(vii).  Any officer may be removed as such, either with or without cause, by the Board and any vacancy occurring in any office of the Company may be filled by the Board, in each case in accordance with Section 7.11(c)(vi).  Designation of an officer shall not of itself create contract rights.

Section 7.2 Number; Qualification; Tenure.  (a) The number of Directors constituting the Board shall initially be eight.  A Director need not be a Member.

(b) So long as (i) BBTS is a Designating Party, BBTS shall have the right to designate four Directors (two of whom shall be designated by BBTS as “TW Directors” and two of whom shall be designated by BBTS as “EIG Directors”), (ii) Southcross is a Designating Party, Southcross shall have the right to designate two Directors, (iii) PMM is affiliated with the Company or any Designating Party, PMM shall have the right to designate one Director, and (iv) DWB is affiliated with the Company or any Designating Party, DWB shall have the right to designate one Director; and each such Person shall have the sole right to remove (with or without cause), and to fill vacancies with respect to the Director(s) designated by such Person.  Each Director designated by PMM and DWB shall not have any voting rights.  The initial Directors of the Company so designated are set forth on Exhibit B.  Each Director shall serve as a Director of the Company indefinitely (until his or her earlier death, resignation or removal).

(c) The right of each Designating Party to designate Directors is transferable, and may be transferred by a Designating Party in whole (and not in part; provided that upon the BBTS Distribution such rights shall be transferred to the members of the TW Group and EIG Group (with rights as to two Directors transferred to each such group, collectively) to whom the Units are distributed (or Transferred as contemplated by Section 4.2(b)) in connection with such BBTS Distribution), to any transferee of Units of such Designating Party (or its Permitted Transferees) to the extent permitted pursuant to Section 4.2, provided such transferee has a Sharing Ratio of at least 10% after giving effect to such transfer (with the Sharing Ratio of the EIG Group, collectively,  and the TW Group, collectively being taken into account for purposes of determining whether such 10% threshold is satisfied by a member of the EIG Group or TW Group, respectively, to which such rights to designate Directors is assigned).  Upon any assignment by a Designating Party of its right to designate Directors, such Designating Party shall cease to be a Designating Party.

(d) Upon the occurrence of any Extended Deficiency, the Members shall take such actions as may be required to expand the Board by two (2) Directors and to fill such vacancies with two (2) individuals designated by the Initial Investors (the “Extended Deficiency Directors”) by written notice delivered to each of the Designating Parties.  Such Extended Deficiency Directors shall remain on the Board until termination of such Extended Deficiency Period, and the Initial Investors shall have the sole right to remove (with or without cause) and to fill vacancies created by the removal of any Extended Deficiency Director during any such Extended Deficiency Period.

(e) Upon the date (i) a Member ceases to be a Designating Party (A) such Person shall no longer have the right to designate any Director or any member of the SXE GP Board, (B) other than upon BBTS ceasing to be a Designating Party as a result of a BBTS Distribution, the size of the Board shall be reduced by the number of such forfeited board seats and (C) any Director or member of the SXE GP Board designated by such Person shall be deemed to have resigned as a Director or member of the Board and as a member of the SXE GP Board, as applicable, and (ii) an Extended Deficiency Period terminates, (A) the Initial Investors shall no longer have the right to designate any Extended Deficiency Directors in respect of the Extended Deficiency relating thereto, (B) the size of the Board shall be reduced by two (2) and

(C) each Extended Deficiency Director shall be deemed to have resigned as a Director.  At any time when the first sentence of Section 7.2(b) or Section 7.2(c) is not applicable, any Director or the entire Board may be removed at any time (with or without cause), by vote of the Members, and the Members will have the right to fill any vacancies on the Board.

(f) Any matter involving a conflict between the Company, a Member or any Affiliate of a Member shall be administered on behalf of the Board by the Directors who are disinterested in such matter.

Section 7.3 Regular Meetings.  Regular quarterly and annual meetings of the Board shall be held at such time and place as shall be designated from time to time by resolution of the Board.  Notice of such regular quarterly and annual meetings shall not be required.

Section 7.4 Special Meetings.  A special meeting of the Board may be called at any time at the request of (a) the Chairman of the Board or (b) any two Directors then in office.

Section 7.5 Notice.  Written notice of all special meetings of the Board must be given to all Directors at least one Business Day prior to any special meeting of the Board.  All notices and other communications to be given to Directors shall be sufficiently given for all purposes hereunder if in writing and delivered by hand, courier or overnight delivery service or three Days after being mailed by certified or registered mail, return receipt requested, with appropriate postage prepaid, or when received in the form of an e-mail or facsimile, and shall be directed to the address, e-mail address or facsimile number as such Director shall designate by notice to the Company.  Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board need be specified in the notice of such meeting, except for amendments to this Agreement, as provided herein.  A meeting may be held at any time without notice if all the Directors are present or if those not present waive notice of the meeting either before or after such meeting.

Section 7.6 Action by Consent of Board.  To the extent permitted by Applicable Law and this Agreement, the Board, or any committee of the Board, may act without a meeting so long as a written consent with respect to any action taken in lieu of a meeting is signed by not less than the number of Directors (or committee members) entitled to vote that would be necessary to authorize or take such action at a meeting of the Board (or such committee) at which all Directors (or members of such committee) entitled to vote thereon were present and voted.

Section 7.7 Conference Telephone Meetings.  Directors or members of any committee of the Board may participate in a meeting of the Board or such committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at such meeting.

Section 7.8 Quorum.  A majority of all Directors entitled to vote, present in person or participating in a Board meeting, shall constitute a quorum for the transaction of business, but if at any meeting of the Board there shall be less than a quorum present, a majority of the Directors entitled to vote and present may adjourn the meeting from time to time without further notice;

provided, however, for purposes of determining a quorum, the Extended Deficiency Directors shall together be counted as only one Director entitled to vote.  Except as otherwise required by Applicable Law or this Agreement, all decisions of the Board, or any committee of the Board, shall require a Majority Vote, or the affirmative vote of a majority of the members of any committee of the Board, respectively.  The Directors present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough Directors to leave less than a quorum.

Section 7.9 Committees.

(a) Unless agreed by all Designating Parties with a Veto Interest, the Board may not establish any committees of the Board or delegate any of its responsibilities to any committee.

(b) A majority of any committee, present in person or participating in accordance with Section 7.7, shall constitute a quorum for the transaction of business of such committee.

(c) A majority of any committee may determine its action and fix the time and place of its meetings unless the Board shall otherwise provide.  Notice of such meetings shall be given to each member of the committee in the manner provided for in Section 7.5.  The Board shall have power at any time to fill vacancies in, to change the membership of, or to dissolve any such committee.

Section 7.10 No Compensation of Directors.  No Director shall receive any compensation from the Company for services provided to the Company in its capacity as a Director (including as a committee member), nor shall any Director be entitled to be reimbursed for out-of-pocket costs and expenses incurred in connection with attending meetings of the Board or committees thereof.

Section 7.11 Voting on Certain Matters.  The Members shall cooperate in good faith, and shall provide all Voting Support necessary, such that:

(a) The board of directors of SXE GP (the “SXE GP Board”) shall be composed of seven directors.  The initial directors to serve on the SXE GP Board are set forth on Exhibit C.  So long as (i) BBTS is a Designating Party, BBTS shall have the right to designate four directors to serve on the SXE GP Board (two of whom must be an Independent Director), (ii) Southcross is a Designating Party, Southcross shall have the right to designate two directors to serve on the SXE GP Board (one of whom must be an Independent Director), (iii) following the BBTS Distribution any member of the EIG Group is a Designating Party, such Designating Party shall have the right to designate two directors to serve on the SXE GP Board (one of whom must be an Independent Director) and (iv) following the BBTS Distribution any member of the TW Group is a Designating Party, such Designating Party shall have the right to designate two directors to serve on the SXE GP Board (one of whom must be an Independent Director); provided, however, an Independent Director designated by a Designating Party may be removed upon the vote or consent of a majority of the SXE GP Board (including the approval of the chairman of the SXE GP Board); provided, further, however, that the Designating Party that designated such removed Independent Director shall have the right to designate an Independent Director to replace the removed Independent Director.  The seventh member of SXE GP Board and the chairman of the SXE GP Board shall be determined by a vote or consent of a majority of the other directors on the SXE GP Board; provided, however, the initial chairman of the SXE GP Board shall be DWB until August 4, 2016 (or until his earlier death or resignation).  There shall always be three Independent Directors on SXE GP Board and if a Designating Party has forfeited its right to designate directors to serve on the SXE GP Board, the remaining Designating Party(ies) shall determine such forfeited directors, and if the Designating Parties cannot agree on such directors within 15 Business Days after the deemed resignation of such forfeited directors, the remaining members of the SXE GP Board, by majority vote or consent, shall determine such forfeited directors.

(b) The initial Chairman of the Board shall be DWB.  The position of Chairman of the Board shall be filled on an annually rotating basis by the Designating Parties (provided, prior to a BBTS Distribution (and for so long as BBTS is a Designating Party) BBTS shall designate two successor Chairmen to each one designated by Southcross), such that the next Chairman of the Board after DWB’s initial two-year term shall be designated by BBTS (so long as BBTS is a Designating Party) for a term of one year, his successor shall be designated by BBTS (so long as BBTS is a Designating Party) for a term of one year, his successor shall be designated by Southcross (so long as Southcross is a Designating Party), and so on (and after the BBTS Distribution, such rights of BBTS will be exercised by EIG and TW Aggregator, in succession, so long as such Person is a Designating Person).

(c) The following actions (the “Super Majority Decisions”) of the Company, any Person in the Partnership Group or any of their respective Subsidiaries will require approval by Majority Vote and the approval of at least one Director designated by each Designating Party that has a Veto Interest:

(i) approval by the Company (in its capacity as general partner of the Partnership) of any matter set forth in Section 6.2(a) or Section 10.1(a) of the Partnership Agreement;

(ii) prior to August 4, 2019 (or such shorter period specified in Section 6.2(b) of the Partnership Agreement), approval by the Company (in its capacity as general partner of the Partnership) of any matter set forth in Section 6.2(b) of the Partnership Agreement;

(iii) any Disposition by the Company of any interest in the Partnership, other than in conjunction with the consummation of a Liquidity Event otherwise approved in accordance with this Agreement;

(iv) the making of any distribution by the Company, other than in accordance with Section 6.1 and Section 6.2;

(v) any incurrence by the Company of indebtedness for borrowed money;

(vi) the appointment, termination or removal by the Company of any Officer of the Company;

(vii) approving or making material modifications of the salaries, bonuses or other compensation (including incentive compensation) payable by the Company to any individual (including any employee, Officer, seconded employee, independent contractor, service provider or other individual providing services to the Company or adopt or amend any employee compensation, benefit or incentive plans of the Company;

(viii) the Company’s entering into a partnership or a joint venture with any other party for the purpose of carrying on any business;

(ix) any amalgamation, reconstruction, liquidation, dissolution, or similar proceedings with respect to the Company, or compromise with the creditors of the Company;

(x) any issuance of units, debentures, bonds or any other security by the Company (including units, warrants or securities convertible into or exchangeable or exercisable for any other security of the Company);

(xi) other than the Contribution Agreement as in effect on the date hereof, any transaction or series of related transactions (not otherwise expressly permitted herein) between the Company, on the one hand, and any Member or Affiliate of any Member on the other hand;

(xii) any amendment to this Agreement or the Certificate;

(xiii) making capital calls for the Company;

(xiv) any voluntary act of Bankruptcy of the Company;

(xv) any reorganization, recapitalization, consolidation, exchange of securities or merger of the Company;

(xvi) any change in the nature of the business of the Company from that described in Section 2.4;

(xvii) the Company’s adoption or change of its tax elections, including those for Section 704(c) methods, tax accounting methods or tax reporting positions, except as required by applicable regulatory authorities;

(xviii) the formation of any Subsidiary of the Company (other than the Partnership and its Subsidiaries);

(xix) any actions to be taken by the Company and the Partnership in connection with the approval of any Liquidity Event approved pursuant to clause (i)  or clause (ii) above; and

(xx) approval by the Company (in its capacity as general partner of the Partnership) of any transfer of Partnership Units requiring such approval pursuant to Section 3.4(a)(i) of the Partnership Agreement.

(d) The following actions of the Company, any Person in the Partnership Group or any of their respective Subsidiaries will require approval by Majority Vote:

(i) after August 4, 2019 (or after such shorter period after which any matter set forth in Section 6.2(b) of the Partnership Agreement no longer requires approval under such Section 6.2), approval by the Company (in its capacity as general partner of the Partnership) of any matter set forth in Section 6.2(b) of the Partnership Agreement;

(ii) approval by the Company (in its capacity as general partner of the Partnership) of any matter set forth in Section 6.2(c) of the Partnership Agreement;

(iii) the approval of any actions to be taken by the Company and the Partnership in connection with any Liquidity Event approved pursuant to clause (i) or clause (ii) above.

Section 7.12 No Fiduciary Duty.

No Director shall owe any fiduciary duty or other duty (including any agency, equitable or quasi-fiduciary duty) to the Company or any other Member in connection with the activities of the Board or any committee thereof, and no Director, and no Designating Party appointing any such Director, shall be obligated to act in the interests of the Company or any other Member.  Any Director in performing his or her obligations under this Agreement shall be entitled to vote, consent, act or omit to act in his sole discretion and/or at the direction of the Person who designated such Director, considering only such factors, including the separate interests of such Person, as such Director chooses to consider (which interests may differ from, and be given priority over, the interests of the Company or any other Member), and any action or failure to act by a Director, taken or omitted in reliance on this Section 7.12 shall not constitute a breach of any duty (including any fiduciary duty, and all of which are hereby expressly waived) on the part of such Director.  To the fullest extent permitted by Applicable Law, the Directors shall not be subject to any other or different standards (including fiduciary standards) imposed by this Agreement or the Act or any other Applicable Law or at equity.  The Members acknowledge and agree that the foregoing is intended to comply with the provisions of the Act (including Section 18-1101 of the Act) permitting members of a limited liability company to eliminate fiduciary duties.

Section 7.13 Liquidity Event.

(a) Liquidity Event.  At any time following February 1, 2019, and (ii) so long as the Partnership (or any successor thereto) has not effected a Qualified IPO, each Designating Party shall each have the right, at each of their express direction and in each of their sole discretion, to direct the Board to take such actions to effect a Qualified IPO (and, after August 4, 2019, a Liquidity Event), upon delivering a written notice thereof to the Board (a “Liquidity Event Notice”) of such decision.

(b) Effecting a Liquidity Event.  Upon receipt of a Liquidity Event Notice or approval by the Board of a Liquidity Event, the Company shall initiate a process to effect a Liquidity Event, including without limitation engaging an independent investment banking firm to advise the Board with respect to consummating such Liquidity Event.  Such investment banking firm shall be selected by the Board (pursuant to the approval standard required for such Liquidity Event) in accordance with Section 7.11(c) or Section 7.11(d), as applicable; provided that if the Board does not select an investment banking firm within 30 days after the date that the Liquidity Event Notice is delivered to the Board the investment banking firm shall be selected by the Directors designated by Designating Party who delivered the Liquidity Event Notice.  The Company shall, and shall cause the Partnership to, execute such engagement and indemnity agreements as such investment banking firm shall require, and the fees and expenses of such investment banking firm shall be paid by the Partnership.  The Board shall use commercially reasonable efforts to consummate a Liquidity Event as soon as practicable following the delivery of a Liquidity Event Notice (provided that the Board shall first use good faith efforts to effect a Qualified IPO prior to effecting any other Liquidity Event unless such Liquidity Event is approved by the Board as a Super Majority Decision pursuant to Section 7.11(c)).

(c) Certain Obligations of the Company and the Members.  Upon receipt of a Liquidity Event Notice or approval by the Board of a Liquidity Event, the Company (in its capacity as general partner of the Partnership) shall diligently pursue the consummation of a Liquidity Event in good faith and the Board shall manage the business and affairs of the Company primarily with a view toward the consummation of such Liquidity Event as soon as reasonably practicable following the exercise of such right.  Each Member shall, and shall cause its Affiliates to, take all actions, including those set forth in Section 7.13(d), if applicable, reasonably necessary or appropriate to (i) cooperate with the Company (in its capacity as the general partner of the Partnership) in working toward the consummation of a Liquidity Event and (ii) cause its Director designees to act in accordance with this Section 7.13 (including replacing its Director designees, if necessary).

(d) Public Offering.  If the Board determines that the Liquidity Event shall be a Public Offering:

(i) each Member agrees that it will, and will cause its Affiliates and any Director appointed by such Member to, and the Company shall:

(A) if the underwriters in any Public Offering request that all Partners hold their Partnership Units for a period of time following the Public Offering, do so and enter into a customary lock-up agreement;

(B) complete and execute all consents, questionnaires, powers of attorney, indemnities, underwriting agreements and other documents as may reasonably be required or advisable in connection with a Public Offering; provided that no such Person shall be required to make any representations or warranties in connection with a Public Offering other than representations and warranties regarding such Person and, if applicable, such Person’s intended method of distribution;

(C) if determined by the Board to be reasonably necessary or appropriate in connection with a Public Offering, do all things reasonably necessary or advisable to effect any recapitalization, reorganization, conversion, contribution and/or exchange of Partnership Units into other equity interests and related reorganization of the Partnership and its Subsidiaries; provided that any such recapitalization, reorganization, conversion, contribution and/or exchange does not change the relative rights, obligations and preferences of the partners in the Partnership with respect to their ownership of Partnership Units (or its successor), except in accordance with Section 3.11(b) of the Partnership Agreement;

(D) consent to certain additional restrictions on the transfer of Partnership Units or other equity interests in the Partnership (or its successor) which the Board determines may be required in order to permit compliance with the Securities Act or other Applicable Law;

(E) use commercially reasonable efforts to accommodate any such other reasonable actions required by the Commission or similar Governmental Authority to effect the Public Offering; and

(F) make modifications to this Agreement or the Partnership Agreement (or any other agreement then governing the rights and obligations of the Members with respect to the Company or the partners in the Partnership with respect to the Partnership or any of their Subsidiaries or any successor to the Company or the Partnership or any of their Subsidiaries) as are customary and appropriate for companies that conduct a Public Offering, such modifications to be in form and substance reasonably satisfactory to the Board.

(ii) The Company shall be responsible for its own costs, fees and expenses in connection with a Public Offering and shall reimburse the Members and their Affiliates for the reasonable out-of-pocket costs, fees and expenses (excluding underwriting discounts, selling commissions and similar fees) incurred by them in connection with a Public Offering, including the reasonable costs, fees and expenses of one outside counsel for each Member with, a Sharing Ratio of greater than 10% immediately prior to the occurrence of the Liquidity Event.

(iii) If the managing underwriter or the placement agent advises the Partnership, the Company or the Board that the inclusion of securities of the partners in the Partnership requested to be included for sale in a secondary offering in connection with the Public Offering would materially and adversely affect the price, distribution or timing of the offering, then the Partnership shall have the right to exclude all or any portion of such securities of the Partnership from sale in connection with the Public Offering, with such exclusions applied to the partners’ of the Partnership pro rata share (based on the relative percentages of securities to be included in the Public Offering held by the Partners immediately prior to the Public Offering).

(iv) Without limiting Section 7.13(d)(i)(D) above, without the prior written consent of the underwriters managing any Qualified IPO, for a period beginning seven days immediately preceding, and ending on the 180th day following, the effective date of the registration statement used in connection with such offering, no holder of Membership Interests, except pursuant to an effective registration statement as part of such Qualified IPO, shall (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer, directly or indirectly, any Membership Interests or any securities convertible into or exercisable or exchangeable for Membership Interests or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such Membership Interests, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of such Membership Interests or such other securities, in cash or otherwise; provided, however, that the foregoing restrictions shall not apply to (x) transactions relating to such Membership Interests or securities acquired in open market transactions after the completion of the Qualified IPO, (y) Membership Transfers required in accordance with the terms of this Agreement or the Partnership Agreement or (z) conversions of such Membership Interests or securities into other classes of Membership Interests or securities without change of holder.

(v) The Members shall cooperate in good faith, and shall provide all Voting Support necessary, such that if equity securities are offered to the public in a Qualified IPO or any secondary offering after a Qualified IPO, each Member will be provided with customary registration rights, including demand and piggyback registration rights (pursuant to a Registration Rights Agreement), in any such offering, subject to standard underwriters’ cutback provisions.  The registration rights will be assignable by any Designating Party upon any Disposition by such Designating Party of any interest in the Company to any Assignee who holds at least a 10% Membership Interest after giving effect to such Disposition.  If any Member desires to exercise or exercises any such registration rights, each non-exercising Member shall cooperate with respect to such registration demand, including providing Voting Support.

ARTICLE VIII

OFFICERS

Section 8.1 Officers; No Compensation of Officers.  The officers, if any, of the Company shall serve at the pleasure of the Board.  Such officers shall have the authority and duties delegated to each of them, respectively, by the Board from time to time.  The officers of the Company shall include a Chairman of the Board and may include a Chief Executive Officer, a President, a Secretary, a Treasurer, and such other officers (including, Executive Vice Presidents, Senior Vice Presidents and Vice Presidents) as the Board from time to time may deem proper.  The Chairman of the Board shall be chosen from among the Directors and as provided in Section 7.11(b).  All officers elected by the Board shall each have such powers and duties as generally pertain to their respective offices, subject to the specific provisions of this Article VIII.  The Board or any committee thereof may from time to time elect such other officers (including one or more Vice Presidents, General Counsels, Controllers, Assistant

Secretaries and Assistant Treasurers) as may be necessary or desirable for the conduct of the business of the Company.  Such other officers and agents shall have such duties and shall hold their offices for such terms as shall be provided in this Agreement or as may be prescribed by the Board or such committee, as the case may be from time to time.  Except as approved by the Board in accordance with Section 7.11(c)(vii), no officer of the Company shall receive any compensation from the Company for services provided to the Company in his capacity as an officer.

Section 8.2 Election and Term of Office.  The officers of the Company shall be elected from time to time by the Board in accordance with Section 7.11(c)(vi).  Each officer shall hold office until such person’s successor shall have been duly elected and shall have qualified or until such person’s death or until he shall resign or be removed pursuant to Section 8.9.

Section 8.3 Chairman of the Board.  The Chairman of the Board shall preside, if present, at all meetings of the Board and shall perform such additional functions and duties as the Board may prescribe from time to time.  The Directors also may elect a Vice Chairman of the Board to act in the place of the Chairman of the Board upon his or her absence or inability to act.

Section 8.4 Chief Executive Officer.  The Chief Executive Officer, who may be the Chairman of the Board or the Vice Chairman of the Board and/or the President, if any, shall have general and active management of the business of the Company and shall see that all orders and resolutions of the Board are carried into effect.  The Chief Executive Officer may sign deeds, mortgages, bonds, contracts or other instruments, where the signing and execution thereof shall be expressly delegated by the Board to the Chief Executive Officer.  The Chief Executive Officer shall also perform all duties and have all powers incident to the office of Chief Executive Officer and perform such other duties and may exercise such other powers as may be assigned by this Agreement or prescribed by the Board from time to time.

Section 8.5 President.  The President, if any, shall, subject to the control of the Board and (if the President is not the Chief Executive Officer) the Chief Executive Officer, in general, supervise and control all of the business and affairs of the Company.  The President may sign any deeds, mortgages, bonds, contracts or other instruments where the signing and execution thereof shall be expressly delegated by the Board to the President.  The President shall also perform all duties and have all powers incident to the office of President and perform such other duties as may be prescribed by the Board from time to time.

Section 8.6 Vice Presidents.  Any Executive Vice President, Senior Vice President and Vice President, in the order of seniority, unless otherwise determined by the Board, shall, in the absence or disability of the President, if any, perform the duties and exercise the powers of the President.  They shall also perform the usual and customary duties and have the powers that pertain to such office and generally assist the President by executing contracts and agreements and exercising such other powers and performing such other duties as are delegated to them by the President and as the Board may further prescribe.

Section 8.7 Treasurer.

(a) The Treasurer, if any, shall exercise general supervision over the receipt, custody and disbursement of corporate funds.  The Treasurer shall cause the funds of the Company to be deposited in such banks as may be authorized by the Board, or in such banks as may be designated as depositories in the manner provided by resolution of the Board.  The Treasurer shall, in general, perform all duties incident to the office of the Treasurer and shall have such further powers and duties and shall be subject to such directions as may be granted or imposed from time to time by the Board.

(b) Any Assistant Treasurers shall have such authority and perform such duties of the Treasurer as may be provided in this Agreement or assigned to them by the Board or the Treasurer.  Assistant Treasurers shall assist the Treasurer in the performance of the duties assigned to the Treasurer, and in assisting the Treasurer, each Assistant Treasurer shall for such purpose have the powers of the Treasurer.  During the Treasurer’s absence or inability, the Secretary’s authority and duties shall be possessed by such Assistant Treasurer or Assistant Treasurers as the Board may designate.

Section 8.8 Secretary.

(a) The Secretary shall keep or cause to be kept, in one or more books provided for that purpose, the minutes of all meetings of the Board, the committees of the Board and the Members pursuant to Articles III and VII.  The Secretary shall see that all Notices are duly given in accordance with the provisions of this Agreement and as required by law; shall be custodian of the records and the seal, if any, of the Company and affix and attest the seal to all documents to be executed on behalf of the Company under its seal; and shall see that the books, reports, statements, certificates and other documents and records required by law to be kept and filed are properly kept and filed; and in general, shall perform all the duties incident to the office of Secretary and such other duties as from time to time may be assigned to the Secretary by the Board.

(b) Any Assistant Secretaries shall have such authority and perform such duties of the Secretary as may be provided in this Agreement or assigned to them by the Board or the Secretary.  Assistant Secretaries shall assist the Secretary in the performance of the duties assigned to the Secretary, and in assisting the Secretary, each Assistant Secretary shall for such purpose have the powers of the Secretary.  During the Secretary’s absence or inability, the Secretary’s authority and duties shall be possessed by such Assistant Secretary or Assistant Secretaries as the Board may designate.

Section 8.9 Removal.  Any officer elected, or agent appointed, by the Board may be removed by the Board in accordance with Section 7.11(c)(vi) whenever, in the Board’s judgment, the best interests of the Company would be served thereby.  No officer shall have any contractual rights against the Company for compensation by virtue of such election beyond the date of the election of such person’s successor, such person’s death, such person’s resignation or such person’s removal, whichever event shall first occur, except as otherwise provided in an employment contract or under an employee deferred compensation plan.

Section 8.10 Vacancies.  A newly created elected office and a vacancy in any elected office because of death, resignation or removal may be filled by the Board in accordance with Section 7.11(c)(vi) for the unexpired portion of the term at any meeting of the Board.

ARTICLE IX

INDEMNITY AND LIMITATION OF LIABILITY

Section 9.1 Indemnification; Limitation of Liability.

(a) To the fullest extent permitted by Applicable Law but subject to the limitations expressly provided in this Agreement, all Indemnitees shall be indemnified and held harmless by the Company from and against any and all Claims or other amounts arising from any and all Claims, whether civil, criminal, administrative or investigative, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee; provided, however, that the Indemnitee shall not be indemnified and held harmless if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Section 9.1, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was unlawful.  Any indemnification pursuant to this Section 9.1 shall be made only out of the assets of the Company, it being agreed that the Members shall not be personally liable for such indemnification and shall have no obligation to contribute or lend any monies or property to the Company to enable it to effectuate such indemnification.  Except as required by the Act, and to the fullest extent such limitation is permitted by Applicable Law, no Member shall owe any fiduciary or other duties (including any duty of loyalty or duty of care) to the Company or the other Members.  The Members acknowledge and agree that the foregoing is intended to comply with the provisions of the Act (including Section 18-1101 of the Act) permitting members of a limited liability company to eliminate fiduciary duties.

(b) To the fullest extent permitted by Applicable Law, expenses (including legal fees and expenses) incurred by an Indemnitee shall, from time to time, be advanced by the Company prior to a determination that the Indemnitee is not entitled to be indemnified upon receipt by the Company of an undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined that the Indemnitee is not entitled to be indemnified as authorized in this Section 9.1.

(c) The indemnification provided by this Section 9.1 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, as a matter of law or otherwise, both as to actions in the Indemnitee’s capacity as an Indemnitee and as to actions in any other capacity, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.

(d) The Company may purchase and maintain insurance on behalf of the Indemnitees, the Company and its Affiliates and such other Persons as the Company shall determine, against any liability that may be asserted against or expense that may be incurred by such Person in connection with the Company’s activities or such Person’s activities on behalf of the Company, regardless of whether the Company would have the power to indemnify such Person against such liability under the provisions of this Agreement.

(e) For purposes of this Section 9.1, the Company shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to the Company also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to Applicable Law shall constitute “fines”; and action taken or omitted by it with respect to any employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose that is in the best interests of the Company.

(f) An Indemnitee shall not be denied indemnification in whole or in part under this Section 9.1 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

(g) The provisions of this Section 9.1 are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

(h) No amendment, modification or repeal of this Section 9.1 or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Company or the obligations of the Company to indemnify any such Indemnitee under and in accordance with the provisions of this Section 9.1 as in effect immediately prior to such amendment, modification or repeal with respect to Claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such Claims may arise or be asserted.

(i) THE PROVISIONS OF THE INDEMNIFICATION PROVIDED IN THIS SECTION 9.1 ARE INTENDED BY THE PARTIES TO APPLY EVEN IF SUCH PROVISIONS HAVE THE EFFECT OF EXCULPATING THE INDEMNITEE FROM LEGAL RESPONSIBILITY FOR THE CONSEQUENCES OF SUCH PERSON’S NEGLIGENCE, FAULT OR OTHER CONDUCT.

Section 9.2 Limited Liability of Indemnitees.

(a) Notwithstanding anything to the contrary set forth in this Agreement, no Indemnitee shall be liable for monetary damages to the Company, the Members or any other Persons who have acquired Membership Interests in the Company for losses sustained or liabilities incurred as a result of any act or omission of an Indemnitee unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter in question, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was criminal.

(b) To the extent that, at law or in equity, an Indemnitee has duties (including fiduciary duties) and liabilities relating thereto to the Company, such Indemnitee acting in connection with the Company’s business or affairs shall not be liable to the Company or to any Member for its good faith reliance on the provisions of this Agreement.

(c) Any amendment, modification or repeal of this Section 9.2 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability of the Indemnitees under this Section 9.2 as in effect immediately prior to such amendment, modification or repeal with respect to Claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such Claims may arise or be asserted.

ARTICLE X

TAXES

Section 10.1 Tax Returns.  The Board shall cause to be prepared and timely filed (on behalf of the Company) all federal, state and local tax returns required to be filed by the Company, including (in accordance with Section 7.11(c)(xvii) as required) making all elections on such tax returns.  Each Member shall furnish to the Company all pertinent information in its possession relating to the Company’s operations that is necessary to enable the Company’s tax returns to be timely prepared and filed.  The Company shall bear the costs of the preparation and filing of its returns.

Section 10.2 Tax Matters.  For so long as there are two or more Members of the Company, no Member shall make any election or take any position that would cause the Company to be classified as an association taxable as a corporation for federal income tax purposes.

Section 10.3 Tax Matters Member.  The Board shall from time to time designate a Member to act as the “tax matters partner” of the Company pursuant to Section 6231(a)(7) of the Code or under any similar provision under applicable tax law (the “Tax Matters Member”).  The initial Tax Matters Member shall be BlackBrush TexStar before the BBTS Distribution, and the initial Tax Matters Member after the BBTS Distribution shall be EIG.  The Tax Matters Member shall not take any material action as Tax Matters Member without the consent of the Designating Parties (such consent not to be unreasonably conditioned, withheld or delayed).  The Tax Matters Member shall take such action as may be necessary to cause, to the extent applicable, (x) the Company to make the election described in Section 6231(a)(1)(B)(ii) of the Code, and (ii) to the extent possible, each Member to become a “notice partner” within the meaning of Section 6223 of the Code.  The Tax Matters Member shall inform each Member of all significant matters that may come to its attention in its capacity as Tax Matters Member by giving notice thereof on or before the fifth Business Day after becoming aware thereof and, within that time, shall forward to each Member copies of all significant written communications it may receive in that capacity.  The Tax Matters Member shall circulate to each Member a draft of all federal and state income tax returns of the Company, and the Company shall cause the Partnership to circulate to each Member a draft of all federal and state income tax returns of the Partnership, in each case not later than 15 days prior to the due date for filing of such return(s), and upon any Member’s reasonable request, the Tax Matters Member shall consult with such Member regarding such returns.  The Company shall not be obligated to pay any fees or other compensation to the Tax Matters Member in its capacity as such, provided, that the Company shall reimburse the Tax Matters Member for any and all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by it in its capacity as the Tax Matters Member.  Notwithstanding anything to the contrary contained in this Agreement, without the approval of the Board, the Tax Matters Member shall not in its capacity as Tax Matters Member make any material decisions or enter into any material agreements on behalf of the Company or the other Members if such decisions or agreements may reasonably be considered to have a material and adverse effect upon the Company or any other Member; for the avoidance of doubt, any settlement agreements with the Internal Revenue Service or consent to extend the period of limitation as contemplated by Section 6229(b)(1)(B) of the Code shall be considered such a material agreement.

Section 10.4 Tax Information.  Each Member shall provide the Company with any information related to such Member necessary to (i) allow the Company to comply with any tax reporting, tax withholding or tax payment obligations of the Company or (ii) establish the Company’s legal entitlement to an exemption from, or reduction of, withholding tax, including U.S. federal withholding tax under Sections 1471 and 1472 of the Code.

ARTICLE XI

BOOKS, RECORDS, REPORTS, AND BANK ACCOUNTS

Section 11.1 Maintenance of Books.

(a) The Board shall keep or cause to be kept at the principal office of the Company or at such other location approved by the Board complete and accurate books and records of the Company, supporting documentation of the transactions with respect to the conduct of the Company’s business and minutes of the proceedings of the Board and any other books and records that are required to be maintained by Applicable Law.

(b) The books of account of the Company shall be maintained on the basis of a fiscal year that is the calendar year and on an accrual basis in accordance with GAAP, consistently applied.

Section 11.2 Reports and Inspection.  (a) So long as a Member has a Sharing Ratio of at least 1%, the Board shall cause to be prepared and delivered to each Member such reports, forecasts, studies, budgets and other information as the Member may reasonably request from time to time, including periodic financial statements (not less than quarterly) and access to all operating and financial data provided to the senior lenders of the Company or any Person in the Partnership Group; provided, however, that this Section 11.2 shall not obligate the Company to create any information that does not already exist at the time of such request (other than to convert existing information from one medium to another, such as providing a printout of information that is stored in a computer database).

(b) The Company shall permit each Member that has a Sharing Ratio of at least 1%, at such Member’s expense, to visit and inspect the Company’s properties; examine its books of account and records; and discuss the Company’s affairs, finances, and accounts with its officers, during normal business hours of the Company as may be reasonably requested by the Member; provided, however, that the Company shall not be obligated pursuant to this Section 11.2(b) to provide access to any information that it reasonably and in good faith considers to be a trade secret or confidential information (unless covered by an enforceable confidentiality agreement, in form acceptable to the Company) or the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel.

(c) At the request of a Designating Party, the Company will, and will cause its Subsidiaries to, enter into a management rights letter in form and substance satisfactory to such Designating Party and the Company.

Section 11.3 Bank Accounts.  Funds of the Company shall be deposited in such banks or other depositories as shall be designated from time to time by the Board.  All withdrawals from any such depository shall be made only as authorized by the Board and shall be made only by check, wire transfer, debit memorandum or other written instruction.

ARTICLE XII

DISSOLUTION, WINDING-UP, TERMINATION AND CONVERSION

Section 12.1 Dissolution.

(a) The Company shall dissolve and its affairs shall be wound up on the first to occur of the following events (each a “Dissolution Event”):

(i) the unanimous consent of the Designating Parties; or

(ii) entry of a decree of judicial dissolution of the Company under the Act; or

(iii) at any time there are no Members of the Company, unless the Company is continued in accordance with the Act or this Agreement.

(b) No other event shall cause a dissolution of the Company.

(c) Upon the occurrence of any event that causes there to be no Members of the Company, to the fullest extent permitted by law, the personal representative of the last remaining Member is hereby authorized to, and shall, within 90 days after the occurrence of the event that terminated the continued membership of such Member in the Company, agree in writing (i) to continue the Company and (ii) to the admission of a personal representative of a Member or its nominee or designee, as the case may be, as a substitute Member of the Company, effective as of the occurrence of the event that terminated the continued membership of such Member in the Company.

(d) Notwithstanding any other provision of this Agreement, the Bankruptcy of a Member shall not cause such Member to cease to be a member of the Company and, upon the occurrence of such an event, the Company shall continue without dissolution.

Section 12.2 Winding-Up and Termination.

(a) On the occurrence of a Dissolution Event, the Board shall act as, or alternatively appoint, a liquidator.  The liquidator shall proceed diligently to wind up the affairs of the Company and make final distributions as provided herein and in the Act.  The costs of winding up shall be borne as a Company expense.  The steps to be accomplished by the liquidator are as follows:

(i) as promptly as possible after dissolution and again after final winding up, the liquidator shall cause a proper accounting to be made by a recognized firm of certified public accountants of the Company’s assets, liabilities, and operations through the last Day of the month in which the dissolution occurs or the final winding up is completed, as applicable;

(ii) the liquidator shall discharge from Company funds all of the debts, liabilities and obligations of the Company (including all expenses incurred in winding up or otherwise make adequate provision for payment and discharge thereof (including the establishment of a cash escrow fund for contingent, conditional and unmatured liabilities in such amount and for such term as the liquidator may reasonably determine); and

(iii) all remaining assets of the Company shall be distributed to the Members as follows:

(A) the liquidator may sell any or all Company property, including to Members, and any resulting gain or loss from each sale shall be computed and allocated to the Capital Accounts of the Members in accordance with the provisions of Article VI;

(B) with respect to all Company property that has not been sold, the fair market value of that property shall be determined and the Capital Accounts of the Members shall be adjusted to reflect the manner in which the unrealized income, gain, loss, and deduction inherent in property that has not been reflected in the Capital Accounts previously would be allocated among the Members if there were a taxable disposition of that property for the fair market value of that property on the date of distribution; and

(C) Company property (including cash) shall be distributed among the Members in accordance with Section 6.2; and, to the extent practicable, those distributions shall be made by the end of the taxable year of the Company during which the liquidation of the Company occurs (or, if later, 90 Days after the date of the liquidation); provided, however, that notwithstanding the foregoing provisions of clauses (A), (B) and (C) immediately above, if the obligation to maintain Capital Accounts has been suspended under Section 13.11 of this Agreement, no allocations shall be made and all Company property shall be distributed to the sole Member.

(b) The distribution of cash or property to a Member in accordance with the provisions of this Section 12.2 constitutes a complete return to the Member of its Capital Contributions and a complete distribution to the Member of its Membership Interest and all the Company’s property and constitutes a compromise to which all Members have consented pursuant to Section 18-502(b) of the Act.  To the extent that a Member returns funds to the Company, it has no claim against any other Member for those funds.

Section 12.3 Deficit Capital Accounts.  No Member will be required to pay to the Company, to any other Member or to any third party any deficit balance that may exist from time to time in the Member’s Capital Account (“Deficit Capital Account”).

Section 12.4 Certificate of Cancellation.  On completion of the distribution of Company assets as provided herein, the Members (or such other Person or Persons as the Act may require or permit) shall file a certificate of cancellation with the Secretary of State of Delaware and take such other actions as may be necessary to terminate the existence of the Company.  Upon the filing of such certificate of cancellation, the existence of the Company shall terminate, except as may be otherwise provided by the Act or by Applicable Law.

ARTICLE XIII

GENERAL PROVISIONS

Section 13.1 Offset.  Whenever the Company is to pay any sum to any Member, any amounts that Member owes the Company may be deducted from that sum before payment.

Section 13.2 Notices.  All notices, demands, requests, consents, approvals or other communications (collectively, “Notices”) required or permitted to be given hereunder or which are given with respect to this Agreement shall be in writing and shall be delivered personally, by reputable overnight delivery service or other courier with charges prepaid, by certified mail, postage prepaid and return receipt requested, or by facsimile transmission or Email that is confirmed by another writing, sent to the appropriate address set forth below:

To the Company:

Southcross Holdings GP LLC
1700 Pacific Avenue, Suite 2900
Dallas, Texas 75201
Telephone: (214) 979-3200
Fax: (214) 979-3710

Attention: David W. Biegler

To BBTS: (before the BBTS Distribution)

BBTS Borrower LP
18615 Tuscany Stone
Suite 300
San Antonio, Texas 78258
Fax: (210) 495-0075
Email: phil.mezey@blackbrushenergy.com
Attention: Phillip M. Mezey

To EIG: (after the BBTS Distribution)

EIG BlackBrush Holdings
c/o EIG Management Company, LLC
333 Clay Street, Suite 3500
Houston, Texas 77002
Fax: (713) 615-7453
Attention: Curt S. Taylor

To TW: (after the BBTS Distribution)

Tailwater Capital LLC
300 Crescent Court
Suite 200
Dallas, Texas 75201
Fax: (214) 292-8562
Email: jdownie@tailwatercapital.com
Attention: Jason H. Downie

To Southcross:

Southcross Energy LLC
c/o Charlesbank Capital Partners
200 Clarendon Street, 54th Floor
Boston, Massachusetts 02116
Fax: (617) 619-5402
Email: jbiotti@charlesbank.com
Attention: Mr. Jon M. Biotti

To Initial Investors:

c/o GE Energy Financial Services, Inc.
800 Long Ridge Road
Stamford, CT  06927-4000
Fax: (513) 204-3854
Email: paul.halas@ge.com

and

c/o Energy Capital Partners
51 JFK Parkway, Suite 200
Short hills, NJ  07078
Fax: (973) 671-6101

with a copy to:

Jennifer Black
11943 El Camino Real, Suite 220
San Diego, CA 92130
Fax: (858) 703-4401

and

c/o GE Energy Financial Services, Inc.
800 Long Ridge Road
Stamford, CT  06927-4000
Attention:  General Counsel

and

Sidley Austin LLP
787 Seventh Avenue
New York, NY 10019
Attention: Irving L. Rotter
Email: irotter@sidley.com

All such Notices shall be deemed to have been duly given, (a) as of the date of delivery, if delivered personally or by overnight delivery service or other courier, (b) on the date receipt is acknowledged, if delivered by certified mail, and (c) upon the date on which the transmission is separately confirmed in writing, if delivered by facsimile or Email.  A party may change its address for notice by notice to the other parties in the manner set forth above.

Section 13.3 Entire Agreement; Superseding Effect.  This Agreement constitutes the entire agreement of the Members relating to the Company and the transactions contemplated hereby, and supersedes all provisions and concepts contained in all prior contracts or agreements between the Members with respect to the Company, whether oral or written.

Section 13.4 Effect of Waiver or Consent.  Except as otherwise provided in this Agreement, a waiver or consent, express or implied, to or of any breach or default by any Member in the performance by that Member of its obligations with respect to the Company is not a consent or waiver to or of any other breach or default in the performance by that Member of the same or any other obligations of that Member with respect to the Company.  Except as otherwise provided in this Agreement, failure on the part of a Member to complain of any act of any Member or to declare any Member in default with respect to the Company, irrespective of how long that failure continues, does not constitute a waiver by that Member of its rights with respect to that default until the applicable statute-of-limitations period has run.

Section 13.5 Amendment or Restatement.  Subject to the right of the Board to amend this Agreement as expressly provided herein, this Agreement may be amended or restated only by a written instrument executed by all Members; provided, however, that notwithstanding anything to the contrary contained in this Agreement, each Member agrees that the Board, without the approval of any Member, may amend any provision of the Delaware Certificate and this Agreement, and may authorize any Officer to execute, swear to, acknowledge, deliver, file and record any such amendment and whatever documents may be required in connection therewith, to reflect any change that does not require consent or approval (or for which such consent or approval has been obtained) under this Agreement or does not adversely affect the rights of the Members; provided further, however, that this Agreement  (including Section 1.1, Section 7.2(e), Section 7.4, Section 7.8, Section 13.2, or this Section 13.5) shall not be amended without the written consent of each Initial Investor in any manner that adversely impacts the rights of the Initial Investors or the Extended Deficiency Directors hereunder (the “Initial Investor Rights”).

Section 13.6 Binding Effect; Third Party Beneficiaries.  This Agreement is binding on and shall inure to the benefit of the Members and, subject to the restrictions on Dispositions set forth in this Agreement, their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any Person not a party to this Agreement except with respect to the ability of the Initial Investors to enforce the Initial Investor Rights granted hereunder.

Section 13.7 Governing Law; Severability.  This Agreement is governed by and will be construed in accordance with the laws of the State of Delaware, excluding any conflict-of-laws rule or principle (whether under the laws of Delaware or any other jurisdiction) that might refer the governance or the construction of this Agreement to the law of another jurisdiction.  If any provision of this Agreement or its application to any Person or circumstance is held invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other Persons or circumstances will not be affected thereby, and such provision will be enforced to the greatest extent permitted by law.

Section 13.8 Consent to Jurisdiction; Waiver of Jury Trial.  THE COMPANY AND THE PARTIES HERETO VOLUNTARILY AND IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE COURTS OF THE STATE OF TEXAS AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA IN DALLAS COUNTY, TEXAS OVER ANY DISPUTE BETWEEN OR AMONG THE PARTIES OR THE COMPANY AND THE PARTIES ARISING OUT OF THIS AGREEMENT, IN EACH CASE OTHER THAN A DISPUTE SUBJECT TO SECTION 13.9, AND THE COMPANY AND EACH PARTY IRREVOCABLY AGREES THAT ALL SUCH CLAIMS IN RESPECT OF SUCH DISPUTE SHALL BE HEARD AND DETERMINED IN SUCH COURTS.  THE COMPANY AND THE PARTIES HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH THEY MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH DISPUTE ARISING OUT OF THIS AGREEMENT BROUGHT IN

SUCH COURT OR ANY DEFENSE OF INCONVENIENT FORUM FOR THE MAINTENANCE OF SUCH DISPUTE.  THE COMPANY AND EACH PARTY AGREES THAT A JUDGMENT IN ANY SUCH DISPUTE MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

EACH OF THE PARTIES HERETO HEREBY VOLUNTARILY AND IRREVOCABLY WAIVES TRIAL BY JURY IN ANY ACTION OR OTHER PROCEEDING BROUGHT IN CONNECTION WITH THIS AGREEMENT.

Section 13.9 Dispute Resolution.

(a) Any dispute, controversy or claim, of any and every kind or type, whether based on contract, tort, statute, regulations, or otherwise, arising out of, connected with, or relating in any way to the Company, its business or to this Agreement or the obligations of the parties hereunder, including without limitation, any dispute as to the existence, validity, construction, interpretation, negotiation, performance, non-performance, breach, termination or enforceability of this Agreement (in each case, a “Dispute”) shall be resolved solely and exclusively in accordance with the procedures specified in this Section 13.9.  The parties shall attempt in good faith to settle any Dispute by mutual discussions within 30 days after the date that one party gives notice to the other parties of such a Dispute.  If the Dispute is not resolved within such 30 day period, any party may refer the Dispute to arbitration and the Dispute shall be finally settled by arbitration administered by the American Arbitration Association under its Commercial Arbitration Rules then in effect (the “Rules”), and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.  The arbitration shall be held in Dallas, Texas, and presided over by three arbitrators.  The party giving notice of the Dispute shall appoint one arbitrator, and the other parties to the Dispute shall appoint one arbitrator.  The two appointed arbitrators shall together appoint a third arbitrator.  If the appointed arbitrators fail to appoint the third arbitrator within 30 days after their appointment, then the third arbitrator shall be selected in accordance with the Rules.  The parties to such Dispute and the Company shall execute such engagement and indemnity agreements as the arbitrators shall require.  Notwithstanding this agreement to arbitrate Disputes, any party to a Dispute may apply to a court sitting on Dallas, Texas, for temporary restraining orders, temporary injunctive relief or other interim measures pending arbitration.  No court other than a court sitting in Dallas, Texas, shall have authority or jurisdiction to enter temporary restraining orders, temporary injunctive relief or other interim orders pending arbitration, and no party to a Dispute shall make any application for interim orders to any court other than a court sitting in Dallas, Texas.  The arbitrators shall award costs, attorneys’ fees and expert witness fees to the prevailing party or parties.  The arbitrators may not award indirect, consequential, special or punitive damages, and recovery of any such damages in any Dispute is hereby waived.  The award rendered by the arbitrators shall be final and binding, subject only to grounds and procedures for vacating or modifying the award under the Federal Arbitration Act, 9 U.S.C. §§ 1 et. seq.

(b) To the extent that any party hereto (including assignees of any party’s rights or obligations under this Agreement) may be entitled, in any jurisdiction, to claim for itself or its revenues, assets or properties, immunity from service of process, from suit, from the jurisdiction of any court, from an interlocutory order or injunction or the enforcement of the same against its property in such court, from attachment prior to judgment, from attachment in aid of execution of an arbitral award or judgment (interlocutory or final), or from any other legal process, and to the extent that, in any such jurisdiction there may be attributed such immunity (whether claimed or not), each party hereto hereby irrevocably agrees not to claim, and hereby irrevocably waives, such immunity.

(c) This agreement to arbitrate shall be binding upon the successors, assignees and any trustee or receiver of any party.

(d) The parties agree that, notwithstanding anything to the contrary in this Agreement, the Initial Investors shall have a right to specific performance in respect of any breach by either or both of the Company and the other Members of any of the Initial Investor Rights.

Section 13.10 Further Assurances.  In connection with this Agreement and the transactions contemplated hereby, each Member shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and those transactions.

Section 13.11 Waiver of Certain Rights.  Each Member irrevocably waives any right it may have to maintain any action for dissolution of the Company or for partition of the property of the Company.

Section 13.12 Counterparts.  This Agreement may be executed in any number of counterparts with the same effect as if all signing parties had signed the same document.  All counterparts shall be construed together and constitute the same instrument.

Section 13.13 Suspension of Certain Provisions If Only One Member.

(a) The following definitions in Article I of this Agreement shall be suspended and shall have no force or effect at any time that there is only one Member of the Company:

(i) “Adjusted Capital Account Deficit;”

(ii) “Capital Account;”

(iii) “Depreciation;”

(iv) “Gross Asset Value;”

(v) “Profits” and “Losses;” and

(vi) “Tax Matters Member.”

(b) The following provision of this Agreement shall be suspended and shall have no force or effect at any time that there is only one Member of the Company:

(i) Section 3.6 (Notice);

(ii) Section 4.1 (General Restriction);

(iii) Section 5.4 (Capital Accounts);

(iv) Section 6.3 (Allocations);

(v) Section 6.4 (Varying Interests);

(vi) Section 6.5 (Withheld Taxes); and

(vii) Section 10.3 (Tax Matters Member).

[Signature Page Follows]

IN WITNESS WHEREOF, each Member has executed this Agreement as of the date first set forth above.

MEMBERS:

BBTS BORROWER LP

By:	BBTS Borrower GP LLC its General Partner

By:	/s/ David Ash
Name:	David Ash
Title:	Vice President

SOUTHCROSS ENERGY LLC

By:	/s/ David W. Biegler
Name:	David W. Biegler
Title:	Chairman

EXHIBIT A

MEMBERS

Member	Sharing Ratio	Effective Capital Contribution
Southcross	29.6%	$29.60
BBTS	70.4%	$70.40

A-1

EXHIBIT B

DIRECTORS

Southcross Designees

Jon M. Biotti

Kim Davis

EIG Designees

Clayton R. Taylor

Wallace C. Henderson

TW Designees

Jason Downie

Edward Herring

DWB Designee

DWB - Chairman

PMM Designee

PMM

B-1

EXHIBIT C

BOARD OF DIRECTORS OF SXE GP

Southcross Designees

Jon M. Biotti

BBTS Designees

Jason Downie

Wallace C. Henderson

Independent

Jerry W. Pinkerton

Bruce A. Williamson

Ronald G. Steinhart

Chairman

DWB

C-1

EXHIBIT D

VETO RATIO

Southcross	29.4%
BBTS	70.6%

Following a BBTS Distribution:

EIG	36.10%
TW	34.50%

D-1